                                                               EXHIBIT (a)(1)(A)



                           OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                       OF

                              HARTFORD LIFE, INC.
                                       AT

                              $50.50 NET PER SHARE
                                       BY

                        HARTFORD FIRE INSURANCE COMPANY
                          A WHOLLY OWNED SUBSIDIARY OF
                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON WEDNESDAY, JUNE 21, 2000, UNLESS THE OFFER IS EXTENDED.

     THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF MAY 18, 2000, BY AND AMONG THE HARTFORD FINANCIAL SERVICES GROUP, INC. ("PARENT"), HARTFORD FIRE INSURANCE COMPANY ("PURCHASER"), HLI ACQUISITION, INC. ("MERGER SUB") AND HARTFORD LIFE, INC. (THE "COMPANY").

     THE BOARD OF DIRECTORS OF THE COMPANY, BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE BOARD, (A) UNANIMOUSLY DETERMINED THAT THE TERMS OF EACH OF THE OFFER, THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS (OTHER THAN PARENT, PURCHASER AND MERGER
SUB), (B) UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND (C) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF APPLICABLE, ADOPT THE MERGER AGREEMENT.

     ON MAY 17, 2000, SALOMON SMITH BARNEY INC., FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, DELIVERED AN OPINION TO THE SPECIAL COMMITTEE TO THE EFFECT THAT, AS OF SUCH DATE AND SUBJECT TO THE ASSUMPTIONS AND LIMITATIONS CONTAINED THEREIN, THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY THE COMPANY'S STOCKHOLDERS (OTHER THAN PARENT AND ITS AFFILIATES) WAS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. SEE "SPECIAL FACTORS -- OPINION OF FINANCIAL ADVISOR."

     THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE TENDER OFFER --
SECTION 12. CERTAIN CONDITIONS TO THE OFFER."
                            ------------------------

                     THE DEALER MANAGERS FOR THE OFFER ARE:

                              GOLDMAN, SACHS & CO.

May 24, 2000

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's shares of Class A Common Stock, par value $.01 per share, of the Company (the "Shares" or the "Company Common Stock") should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares along with the Letter of Transmittal to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in "THE TENDER OFFER -- Section 3. Procedures for Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.
                            ------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.

                                  May 24, 2000

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     ANY STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES
EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER DESCRIBED IN THIS OFFER TO PURCHASE ON A TIMELY BASIS, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER -- SECTION 3. PROCEDURES FOR TENDERING SHARES."

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to Georgeson Shareholder Communications Inc. (the "Information Agent") or Goldman, Sachs & Co. (the "Dealer Managers") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                            ------------------------

     THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     A TENDER OF SHARES BY A STOCKHOLDER THAT IS AN EMPLOYEE BENEFIT PLAN COVERED BY THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), MIGHT, UNDER CERTAIN LIMITED CIRCUMSTANCES, RAISE ISSUES UNDER ERISA RULES THAT PROHIBIT (AMONG OTHER THINGS) SALE AND EXCHANGE TRANSACTIONS BETWEEN PLANS AND "PARTIES IN INTEREST", INCLUDING SERVICE PROVIDERS. IN THIS REGARD, PARENT AND CERTAIN OF ITS AFFILIATES ARE IN THE BUSINESS OF PROVIDING SERVICES TO ERISA-COVERED PLANS. PERSONS ACTING FOR AN ERISA-COVERED PLAN IN CONNECTION WITH THIS OFFER SHOULD CONSIDER CONSULTING WITH COUNSEL ON THESE MATTERS.

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

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................    1

INTRODUCTION................................................    5

SPECIAL FACTORS.............................................    7
  Background of the Offer...................................    7
  Recommendation of the Special Committee and the Company
     Board; Fairness of the Offer and the Merger............   10
  Opinion of the Financial Advisor..........................   13
  Position of Parent and Purchaser Regarding Fairness of the
     Offer and the Merger...................................   20
  Purpose and Structure of the Offer and the Merger; Reasons
     of Parent for the Offer and the Merger.................   21
  Plans for the Company After the Offer and the Merger;
     Certain Effects of the Offer...........................   22
  Interests of Certain Persons in the Offer and the
     Merger.................................................   22
  The Merger Agreement......................................   23
  Dissenters' Rights........................................   29
  Beneficial Ownership of Common Stock......................   32
  Transactions and Arrangements Concerning the Shares.......   33
  Related Party Transactions................................   34

THE TENDER OFFER
   1. Terms of the Offer; Expiration Date...................   36
   2. Acceptance for Payment and Payment for Shares.........   37
   3. Procedures for Tendering Shares.......................   38
   4. Withdrawal Rights.....................................   41
   5. Certain U.S. Federal Income Tax Consequences..........   42
   6. Price Range of Shares; Dividends......................   43
   7. Certain Information Concerning the Company............   43
   8. Certain Information Concerning Parent and Purchaser...   46
   9. Source and Amount of Funds............................   47
  10. Certain Effects of the Offer on the Market for the
     Shares.................................................   47
  11. Fees and Expenses.....................................   48
  12. Certain Conditions to the Offer.......................   48
  13. Certain Legal Matters.................................   50
  14. Miscellaneous.........................................   52

SCHEDULE I
  1. Directors and Executive Officers of Parent.............   53
  2. Directors and Executive Officers of Purchaser..........   55
  3. Directors and Executive Officers of the Company........   57


SCHEDULE II.................................................   60

ANNEX A -- AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 18,
  2000, BY AND AMONG THE HARTFORD FINANCIAL SERVICES GROUP,
  INC., HARTFORD FIRE INSURANCE COMPANY, HLI ACQUISITION,
  INC. AND HARTFORD LIFE, INC.

ANNEX B -- OPINION OF SALOMON SMITH BARNEY INC.

ANNEX C -- EXCERPTS FROM THE GENERAL CORPORATION LAW OF THE
  STATE OF DELAWARE RELATING TO THE RIGHTS OF DISSENTING
  STOCKHOLDERS PURSUANT TO SECTION 262

                               SUMMARY TERM SHEET

     Hartford Fire Insurance Company is offering to purchase all the outstanding shares of Class A Common Stock of Hartford Life, Inc. for $50.50 per share in cash. The following are some of the questions that you, as a stockholder of Hartford Life, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

- WHO IS OFFERING TO BUY MY SECURITIES?

     The offer to purchase all the outstanding shares of Class A Common Stock of Hartford Life is being made by Hartford Fire Insurance Company, a Connecticut corporation and a wholly owned subsidiary of Hartford Financial Services Group, Inc. As of the date hereof, Hartford Fire owns 114,000,000 shares of Hartford Life's Class B Common Stock which are immediately convertible into 114,000,000 shares of Class A Common Stock and which represent approximately 81.5% of the outstanding common stock of the Company and approximately 95.6% of the voting power of outstanding common stock of the Company as of February 29, 2000. See "THE TENDER OFFER -- Section 8. Certain Information Concerning Parent and Purchaser."

     Hartford Financial Services Group is one of the nation's largest insurance and financial services companies, with 1999 revenues of $13.5 billion. As of March 31, 2000, Hartford Financial Services Group had assets of $172.4 billion and stockholders' equity of $5.7 billion. Hartford Financial Services Group is a leading provider of investment products, life insurance and employee benefits; automobile and homeowners products; commercial property and casualty insurance; and reinsurance. See "THE TENDER OFFER -- Section 8. Certain Information Concerning Parent and Purchaser."

- WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of Hartford Life's outstanding Class A Common Stock. See "INTRODUCTION."

- HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $50.50 per Share, net to you in cash. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses to the Dealer Managers, the Information Agent or the Depositary. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "INTRODUCTION" and "THE TENDER OFFER -- Section 3. Procedures for Tendering Shares."

- WILL I BE ENTITLED TO THE SECOND QUARTER DIVIDEND?

     If you are a stockholder of record at the close of business on June 1, 2000, you will be entitled to receive a dividend of $.10 per Share, payable on July 3, 2000. Stockholders who tender their Shares prior to June 1, 2000 will be considered holders of record at the close of business on such date and will be entitled to receive the dividend. See "THE TENDER OFFER -- Section 6. Price Range of Shares, Dividends."

- DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Hartford Financial Services Group, the parent company of Hartford Fire, will provide us with sufficient funds to purchase all Shares validly tendered and not withdrawn in the Offer and to provide funding for the second-step merger of a newly formed subsidiary of Hartford Fire with and into Hartford Life, which is expected to follow the successful completion of the Offer. We anticipate that all of these funds will be obtained through commercial paper borrowings or possibly other debt financings and internally generated funds of Hartford Financial Services Group and its subsidiaries. The Offer is not conditioned upon any financing arrangements. See "THE TENDER OFFER -- Section 9. Source and Amount of Funds."

- IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender in the Offer because the form of payment consists solely of cash, and all of our funding will come from commercial paper facilities, or other debt financings and internally generated funds of The Hartford and its subsidiaries. Additionally, the Offer is not subject to any financing condition. See "THE TENDER OFFER -- Section 9. Source and Amount of Funds."

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Wednesday, June 21, 2000, to decide whether to tender your Shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "THE TENDER OFFER -- Section 3. Procedures for Tendering Shares."

- CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the Merger Agreement, we can extend the Offer without the consent of the Company. We have agreed in the Merger Agreement that we may extend the Offer from time to time until August 16, 2000 if certain conditions to the Offer have not been satisfied. See "THE TENDER
OFFER -- Section 1. Terms of the Offer; Expiration Date."

- HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the Offer, we will inform The Bank of New York (which is the Depositary for the Offer) of that fact, and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See "THE TENDER OFFER -- Section 1. Terms of the Offer; Expiration Date."

- HOW DO I TENDER MY SHARES?

     To tender your Shares, you must deliver the certificates evidencing your Shares, together with a completed Letter of Transmittal, to The Bank of New York, the Depositary for the Offer, not later than the time the Offer expires. If your Shares are held in street name (that is, through a broker, dealer or other nominee), the Shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver something that is required to the Depositary by the expiration of the Offer, you may obtain extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three New York Stock Exchange, Inc. trading days. However, the Depositary must receive the missing items within that three-day trading period or your Shares will not be validly tendered. See "THE TENDER OFFER -- Section 3. Procedures for Tendering Shares."

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw previously tendered Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by July 22, 2000, you can withdraw them at any time after such time until we do accept your Shares for payment. This right to withdraw will not apply to any subsequent offering period. See "THE TENDER OFFER -- Section 1. Terms of the Offer; Expiration Date" and "-- Section 4. Withdrawal Rights."

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw Shares you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. See "THE TENDER OFFER -- Section
4. Withdrawal Rights."

- WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

     The Board of Directors of the Company, based upon the unanimous recommendation of the Special Committee, (i) unanimously determined that the terms of each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company's stockholders (other than Hartford Financial Services Group, Hartford Fire and Merger Sub), (ii) unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and (iii) unanimously recommends that you accept the Offer and tender your Shares in the Offer and, if applicable, adopt the Merger Agreement. See "SPECIAL FACTORS -- Recommendation of the Special Committee and the Company Board; Fairness of the Offer and the Merger."

- FOLLOWING THE TENDER OFFER, WILL HARTFORD LIFE CONTINUE AS A PUBLIC COMPANY?

     No. If the Merger takes place, Hartford Life will no longer be publicly owned. Even if the Merger does not take place, if we purchase all the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on the New York Stock Exchange or other securities markets, there may not be a public trading market for the Shares and Hartford Life may cease being required to comply with SEC rules governing publicly held companies in the way it currently must comply with these rules. See "SPECIAL FACTORS -- Plans for the Company After the Offer and the Merger; Certain Effects of the Offer."

- WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF NOT ALL OF THE PUBLICLY TRADED SHARES OF HARTFORD LIFE ARE TENDERED IN THE OFFER?

     Yes. Following the Offer, Merger Sub, a subsidiary of Hartford Fire formed for such purpose, will be merged with and into Hartford Life. If the Merger takes place, Hartford Life will become a wholly owned subsidiary of Hartford Financial Services Group, and all of the remaining stockholders of Hartford Life (other than Hartford Financial Services Group, Hartford Fire and Merger Sub) will receive $50.50 per Share in cash (or any other higher price per Share which is paid in the Offer). See "SPECIAL FACTORS -- The Merger Agreement -- The Merger."

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the Merger described above takes place, stockholders not tendering in the Offer will receive the same amount of cash per Share which they would have received had they tendered their Shares in the Offer. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares in the Offer. Notwithstanding the foregoing, if you are entitled to demand, and properly demand, appraisal of your Shares pursuant to Section 262 of the Delaware General Corporation Law, you will not receive cash in the Merger, but rather you will be entitled to payment of the fair value of such shares in accordance with Section 262. However, if for some reason the Merger does not take place, the number of stockholders and of Shares which are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, any trading market) for the Shares. Also, as described above, Hartford Life may cease being required to comply with the SEC rules relating to publicly held companies in the way it currently must comply with these rules. See

"SPECIAL FACTORS -- Plans for the Company After the Offer and the Merger; Certain Effects of the Offer" and "-- Dissenters' Rights."

- WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On March 27, 2000, the last trading day before the submission of Hartford Financial Services Group's initial proposal to the Hartford Life, the last sale price of the Shares reported on the New York Stock Exchange was $40.50 per Share. On May 17, 2000, the last trading day before we announced the companies' agreement on the Offer and the Merger, the last sale price of the Shares reported on the New York Stock Exchange was $49.4375 per Share. On May 23, 2000, the last full trading day prior to the commencement of the Offer, the last sale price of the Shares reported on the New York Stock Exchange was $50.19 per Share. We advise you to obtain a recent quotation for the Shares in deciding whether to tender your Shares. See "THE TENDER OFFER -- Section 6. Price Range of Shares; Dividends."

- WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call Georgeson Shareholder Communications Inc. at (212) 440-9800 (banks and brokers call collect) or (800) 223-2064 (call toll free) or Goldman, Sachs & Co. at (212) 902-1000 (call collect) or (800) 323-5678 (call toll free). Georgeson Shareholder Communications Inc. is acting as the Information Agent for our Offer, and Goldman, Sachs & Co. is acting as the Dealer Managers for our Offer. See the back cover of this Offer to Purchase.

To the Holders of Class A Common Stock
of Hartford Life, Inc.:

                                  INTRODUCTION

     Hartford Fire Insurance Company, a Connecticut corporation ("Purchaser"), hereby offers to purchase all the outstanding shares of Class A Common Stock, par value $.01 per share (the "Shares" or the "Company Common Stock"), of Hartford Life, Inc., a Delaware corporation (the "Company"), at $50.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended from time to time, constitute the "Offer"). Purchaser is a wholly owned subsidiary of The Hartford Financial Services Group, Inc., a Delaware corporation ("Parent"). As of the date hereof, Purchaser owns 114,000,000 shares of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), which are immediately convertible at the option of Parent into 114,000,000 Shares and represent approximately 81.5% of the outstanding common stock of the Company and approximately 95.6% of the voting power of the outstanding common stock of the Company as of February 29, 2000. Purchaser will pay all charges and expenses of Goldman, Sachs & Co., as the Dealer Managers (the "Dealer Managers"), Georgeson Shareholder Communications Inc., as the Information Agent (the "Information Agent"), and The Bank of New York, as the Depositary (the "Depositary"), incurred in connection with the Offer. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Dealer Managers, the Information Agent or the Depositary or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE COMPANY BOARD (THE "SPECIAL COMMITTEE"), (A) UNANIMOUSLY DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (AS DEFINED BELOW) ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS (OTHER THAN PARENT, PURCHASER AND MERGER SUB (AS DEFINED BELOW)), (B) UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND
(C) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF APPLICABLE, ADOPT THE MERGER AGREEMENT.

     ON MAY 17, 2000, SALOMON SMITH BARNEY INC. ("SALOMON SMITH BARNEY"), FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, DELIVERED AN OPINION TO THE SPECIAL COMMITTEE TO THE EFFECT THAT, AS OF SUCH DATE AND SUBJECT TO THE ASSUMPTIONS AND LIMITATIONS SET FORTH THEREIN, THE CONSIDERATION TO BE RECEIVED BY THE COMPANY'S STOCKHOLDERS (OTHER THAN PARENT AND ITS AFFILIATES) IN THE OFFER AND THE MERGER WAS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH STOCKHOLDERS. SEE "SPECIAL FACTORS -- OPINION OF FINANCIAL ADVISOR."

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE TENDER OFFER --
SECTION 12. CERTAIN CONDITIONS TO THE OFFER."

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 18, 2000 (the "Merger Agreement"), by and among Parent, Purchaser, HLI Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and the Company. Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser intends to transfer all of the Shares purchased by it in the Offer and all of the shares of Class B Common Stock held by it to Merger Sub. Merger Sub will then be merged with and into the Company

(the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"). Following the Merger, the Company shall be the surviving corporation (the "Surviving Corporation") and the separate existence of Merger Sub shall cease. At the effective time of the Merger (the "Effective Time"), (i) each issued and outstanding Share (other than Shares owned (or held in the treasury) by the Company or any of its wholly owned subsidiaries, Parent, Purchaser or Merger Sub, and Shares held by stockholders who properly exercise appraisal rights (the "Appraisal Shares") under the DGCL and restricted shares held pursuant to the Company's stock plans) will be converted into and represent the right to receive the Offer Price (the "Merger Consideration"), and (ii) each share of common stock, par value $.01 per share, of Merger Sub, then issued and outstanding will be converted into and become one share of common stock of the Surviving Corporation. See "SPECIAL FACTORS -- The Merger Agreement" for a description of the Merger and the Merger Agreement.

     If Purchaser owns 90% or more of the outstanding Shares as a result of the Offer, then Purchaser intends to transfer all of the Shares purchased by Purchaser in the Offer and all shares of Class B Common Stock to Merger Sub and cause Merger Sub to effect the Merger as a "short-form" merger under the DGCL, without a vote of the stockholders of the Company (a "Short-Form Merger"). In connection with the Merger, Purchaser has agreed to convert all shares of Class B Common Stock into Company Common Stock. If a vote of the stockholders of the Company is necessary to effect the Merger, Parent has agreed in the Merger Agreement to cause to be voted all Shares and shares of Class B Common Stock owned by it and its subsidiaries in favor of the adoption of the Merger Agreement. See "SPECIAL FACTORS -- The Merger Agreement."

     Purchaser has been advised by the Company that, to the best of the Company's knowledge, after making reasonable inquiry, each of the Company's executive officers, directors and affiliates, other than those individuals, if any, for whom the tender of Shares could cause them to incur liability under the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or to the extent their shares are Company Restricted Shares (as defined in the Merger Agreement), and other than those individuals who intend to make charitable contributions of Shares, currently intends to tender pursuant to the Offer or sell all Shares held of record or beneficially owned by them as of the date hereof. See "SPECIAL FACTORS -- Interests of Certain Persons in the Offer and the Merger."

     The information contained in this Offer to Purchase concerning the Company, including, without limitation, information about the deliberations of the Company Board and the Special Committee in connection with the Offer and the Merger and the opinion of Salomon Smith Barney, the Special Committee's financial advisor, was supplied by the Company. Neither of Parent nor Purchaser takes any responsibility for the accuracy of such information.

     STOCKHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER

     In early 2000, Parent began to examine Parent's ownership interest in the Company, particularly with a view to the acquisition of the publicly held Shares. In early March, Parent retained Goldman, Sachs & Co. to render financial advisory and investment banking services to Parent in connection with the review of a potential transaction involving the acquisition by Parent of the publicly held Shares.

     In early March 2000, Parent retained Cravath, Swaine & Moore to act as legal advisor in connection with any potential transaction.

     During March 2000, representatives of Parent participated in meetings and telephone conversations with Goldman Sachs and Cravath, Swaine & Moore to discuss the financial and legal aspects of an acquisition by Parent of the publicly held Shares.

     On March 23, 2000, Ramani Ayer, the Company's Chairman of the Board, spoke with Gail Deegan and Robert E. Patricelli, the Company's two independent directors, regarding Parent's intent to make an offer to purchase all of the publicly held Shares.

     On March 27, 2000, at a special meeting, the Board of Directors of Parent determined that it was advisable to submit a proposal to the Company Board for the acquisition by Parent of all of the Shares for $44 per share in cash.

     On March 27, 2000, at a meeting of the Company Board, Parent submitted a proposal to the Company Board for the acquisition by Parent of all of the Shares for $44 per share in cash. The proposal contemplated a "single-step" merger, without a tender offer. In addition, Parent stated in its proposal that it did not wish to consider or participate in any possible alternatives relating to the sale of its shares of Company Common Stock.

     At the meeting, the Company Board determined that it was advisable to form the Special Committee, consisting of Gail Deegan and Robert E. Patricelli, neither of whom is employed by or affiliated with the Company (except in their capacities as directors) or Parent or any of its affiliates, to examine on behalf of the Company the proposal. The Special Committee was authorized by the Company Board to retain legal and financial advisors to assist it in its examination and to receive, study, negotiate and make recommendations to the Company Board in connection with Parent's proposed transaction. On March 27, 2000, the Special Committee retained Willkie Farr & Gallagher to act as legal advisor to the Special Committee. The retention of Willkie Farr & Gallagher was confirmed in an engagement letter dated March 31, 2000.

     On March 31, 2000, Parent and the Company publicly announced the proposal and the formation of the Special Committee.

     On March 31, 2000, five lawsuits seeking class action status were filed in the Delaware Court of Chancery by purported stockholders of the Company against Parent, the Company and the Company's directors in connection with Parent's proposal. On April 3, 2000, an additional lawsuit seeking class action status was filed in the Delaware Court of Chancery. See "THE TENDER OFFER -- Section
13. Certain Legal Matters -- Litigation."

     On March 31, 2000, the Special Committee met with representatives of its counsel, who reviewed with the Special Committee the duties of the members of the Special Committee under applicable law and the process for the proposed transaction. Subsequent to the March 31 meeting, the Special Committee met with several nationally recognized investment banking firms for possible retention to act as financial advisor to the Special Committee. On April 3, 2000, after further discussions among the members of the Special Committee and its counsel, the Special Committee retained Salomon Smith Barney to act as its financial advisor.

     Over the next several weeks, in order to evaluate the proposal on behalf of the Special Committee, Salomon Smith Barney conducted a review of the businesses, financial condition, results of operations, prospects, business strategy and competitive position of the Company, as well as a review of the industry in general. At the same time, counsel to the Special Committee performed legal due diligence. On April 4 and 10, 2000, the Special Committee met with Salomon Smith Barney and Willkie Farr & Gallagher. At these meetings, Salomon Smith Barney advised the Special Committee of the progress of its due diligence investigation.

     On April 6-7, 2000, as part of their due diligence process, Salomon Smith Barney and Willkie Farr & Gallagher met with the Company's senior management team. On April 12, 2000, Salomon Smith Barney conducted additional due diligence meetings with senior management of both the Company and Parent.

     On April 17, 2000, Salomon Smith Barney met with the members of the Special Committee and provided a preliminary report on its due diligence review and the preliminary results of its valuation analysis. At this meeting Salomon Smith Barney also discussed its preliminary evaluation of Parent's proposal.

     The Special Committee met again the following day with Salomon Smith Barney and Willkie Farr & Gallagher to discuss how Salomon Smith Barney, on behalf of the Special Committee, should respond to Parent's initial proposal in a meeting scheduled for later that day with Goldman Sachs.

     On April 18, 2000, Salomon Smith Barney and Goldman Sachs met to discuss Parent's proposal and the Special Committee's counterproposal. On April 19, 2000, Salomon Smith Barney updated the Special Committee as to the status of the meeting with Goldman Sachs.

     Over the next two weeks, Salomon Smith Barney continued to discuss the price of the transaction with Goldman Sachs. On April 28 and May 1, 2000, Salomon Smith Barney updated the Special Committee as to the status of the discussions with Goldman Sachs.

     On May 3, 2000, a representative of Goldman Sachs indicated to a representative of Salomon Smith Barney that Parent would be willing to increase its offer.

     The Special Committee met later that day to discuss Parent's revised offer. The Special Committee decided to lower its proposal price, which Salomon Smith Barney communicated later that day to Goldman Sachs.

     On May 6, 2000, Ramani Ayer called Gail Deegan to discuss the status of the negotiations and the process to date.

     On May 8, 2000, Salomon Smith Barney and Goldman Sachs continued their discussions in an effort to have their principals reach agreement on the per Share price of the transaction. Each of Salomon Smith Barney and Goldman Sachs kept their principals fully informed throughout the discussions.

     Also on May 8, 2000, Robert Patricelli left a voicemail message for Ramani Ayer suggesting a meeting of the principals and their advisors. On May 11, 2000, Ramani Ayer called Robert Patricelli to agree to the meeting.

     On May 12, 2000, the Special Committee met to discuss the status of discussions between Salomon Smith Barney and Goldman Sachs. A meeting with Parent and the Special Committee and their respective financial advisors was scheduled for Monday, May 15, 2000.

     On May 15, 2000, Ramani Ayer, David Zwiener, Gail Deegan, Robert Patricelli and representatives of Goldman Sachs and Salomon Smith Barney met. At the meeting, Parent and the Special Committee agreed to a transaction price range of $50-$51 per Share. Later that day, counsel to Parent clarified to counsel to the Special Committee that the offer now contemplated a tender offer followed by a "second-step" merger, rather than the "one-step" merger previously discussed.

     On May 17, 2000, the Special Committee met with Salomon Smith Barney and Willkie Farr & Gallagher to discuss the final price and review the open issues on the Merger Agreement. Following the meeting, Parent's Chairman and the members of the Special Committee agreed upon the price and terms of the transaction, subject to the approval of the Special Committee and the Company and Parent Boards.

     Later on May 17, the Special Committee met with its advisors to consider the price and terms of the Merger Agreement as negotiated. Salomon Smith Barney presented its financial analyses to the Special Committee regarding the fairness of the price from a financial point of view, and Willkie Farr & Gallagher reviewed the fiduciary duties of the Special Committee. Salomon Smith Barney then delivered its oral opinion, later confirmed in writing, to the effect that, based upon and subject to certain stated assumptions and limitations, as of May 17, 2000, the $50.50 per Share to be received by the stockholders of the Company (other than Parent and its affiliates) in the Offer and the Merger was fair from a financial point of view to such holders. After further discussion and deliberation, the Special Committee (i) unanimously determined to recommend that each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement was fair to and in the best interests of the Company's stockholders (other than Parent, Purchaser and Merger Sub), (ii) unanimously determined to recommend that the Company Board approve the Merger Agreement and the transactions contemplated thereby and (iii) unanimously recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and, if applicable, adopt the Merger Agreement.

     On the afternoon of May 17, 2000, there was a special meeting of the full Company Board. Also present at the meeting by telephone were Salomon Smith Barney as the Special Committee's financial advisor and Willkie Farr & Gallagher and Cravath, Swaine & Moore, as the Special Committee's and Parent's respective legal advisors. The Special Committee indicated that it had accepted and approved Parent's offer to acquire the publicly held Shares at a price of $50.50 per Share, and concluded that the terms of the proposed transaction are fair to, and in the best interests of, the stockholders of the Company (other than Parent, Purchaser and Merger Sub). The Special Committee then recommended that the Company Board (i) approve the Merger Agreement and the transactions contemplated thereby, (ii) determine that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders of the Company (other than Parent, Purchaser and Merger Sub), (iii) recommend that the holders of Shares accept the Offer and adopt the Merger Agreement and (iv) declare that the Merger Agreement is advisable. Representatives of Cravath, Swaine & Moore reviewed the terms of the transaction and Salomon Smith Barney summarized the analysis that it had presented to the Special Committee regarding the fairness of the price from a financial point of view and advised the Company Board of the opinion it had rendered to the Special Committee with respect to the proposed transaction. After deliberation, the Company Board, based upon the recommendation of the Special Committee, unanimously determined that the terms of each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company's stockholders (other than Parent, Purchaser and Merger Sub), unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and unanimously recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and, if applicable, adopt the Merger Agreement. At this meeting, the Company Board also declared a quarterly dividend of $.10 per Share, payable July 3, 2000, to shareholders of record at the close of business on June 1, 2000.

     During the early evening of May 17, 2000, there was a special meeting of the Parent Board. Also present at the meeting by telephone were Goldman Sachs and representatives of Cravath, Swaine & Moore. Goldman Sachs summarized the financial terms of the transaction and related matters and Cravath summarized the other terms of the transaction and related matters. After deliberation, the members of the Parent Board unanimously determined that it is desirable and in the best interests of

Parent to acquire all outstanding equity securities of the Company not presently owned by Parent or its wholly owned subsidiaries at a price per Share of $50.50.

     On May 17, 2000, a memorandum of understanding was executed by all parties to the stockholder actions pending in connection with the proposed transaction. The memorandum of understanding reflects the terms of an agreement in principle providing for the settlement of all such stockholder actions and a full release of all claims concerning the proposed transaction.

     As of May 18, 2000, Parent, Purchaser, Merger Sub and the Company entered into the Merger Agreement. On May 18, 2000, Parent and the Company publicly announced the transaction.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER

  RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE COMPANY BOARD

     The Company. On May 17, 2000, the Special Committee unanimously determined that the terms of each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interest of, the stockholders of the Company (other than Parent, Purchaser and Merger Sub), and unanimously determined to recommend that the Company Board (i) approve the Merger Agreement and the transactions contemplated thereby, (ii) determine that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders of the Company (other than Parent, Purchaser and Merger Sub), (iii) recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, (iv) recommend that the Company's stockholders adopt the Merger Agreement, if applicable, and (v) declare that the Merger Agreement is advisable. At a meeting held on May 17, 2000, the Company Board unanimously determined to accept the Special Committee's recommendation and determined that the terms of each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders of the Company (other than Parent, Purchaser and Merger Sub), unanimously approved the Merger and the Merger Agreement and the transactions contemplated thereby, unanimously determined to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and, if applicable, adopt the Merger Agreement and declared the Merger Agreement advisable.

  FAIRNESS OF THE OFFER AND THE MERGER

     The Special Committee. In reaching the conclusions described above, the Special Committee considered a number of factors, including but not limited to the following:

          (i) the opinion of Salomon Smith Barney that, based upon and subject to the assumptions and limitations set forth therein, as of the date of the opinion, the $50.50 per Share cash consideration to be received by the Company's stockholders (other than Parent and its affiliates) in the Offer and Merger was fair from a financial point of view to such stockholders, see "SPECIAL FACTORS -- Opinion of the Financial Advisor;"

          (ii) the presentations of Salomon Smith Barney regarding the fairness of the consideration to be received in the Offer and the Merger from a financial point of view that involved various valuation analyses of the Company, see "SPECIAL FACTORS -- Background of the Offer" and "SPECIAL FACTORS -- Opinion of the Financial Advisor;"

          (iii) the historical market prices of the Shares and recent trading activity of the Shares, including the fact that the $50.50 per Share price represents a premium of 24.7% over the closing sale price on the NYSE on March 27, 2000, the last full trading day prior to the submission of Parent's initial proposal to the Company, a premium of 22.9% over the prior one-week average closing sale price on the NYSE and a premium of 43.1% over the prior one-month average closing sale price on the NYSE, see "SPECIAL FACTORS -- Opinion of the Financial Advisor;"

          (iv) that the terms of the Offer were determined through arm's-length negotiations between Parent and the Special Committee and its financial and legal advisors, all of whom are unaffiliated with Parent, which led to a 14.8% increase in the original price offered by Parent. As a result of its negotiations, the Special Committee believed that a price higher than $50.50 per Share could not likely be obtained;

          (v) the Company's business, financial condition, results of operations, prospects, current business strategy, competitive position in its industry and general economic and stock market conditions;

          (vi) Parent's ownership of approximately 81.5% of the currently outstanding common stock of the Company and the effects of such ownership on the alternatives available to the Company; that Parent had stated that it would not consider selling its shares to a third party; and that, as a practical matter, no such alternatives potentially available to the Company could be effected without the support of Parent;

          (vii) the likelihood that the Offer and the Merger would be consummated, including that there are no unusual requirements or conditions to the Offer and the Merger and the fact that Parent has the financial resources to consummate the Offer and the Merger expeditiously;

          (viii) that the consideration to be paid in the Offer and the Merger to holders of Shares is all cash, eliminating any uncertainties in valuing the consideration to be received by the public holders;

          (ix) that the transaction has been structured to include a first-step cash tender offer for all of the outstanding Shares, thereby enabling stockholders who tender their Shares to promptly receive $50.50 per Share in cash, and that any public stockholders who do not tender their Shares will receive the same cash price per Share in the subsequent Merger;

          (x) that the Merger Agreement contemplates that Purchaser will convert shares of Class B Common Stock to Shares which will enable Purchaser to consummate a merger without a stockholders meeting in accordance with
     Section 253 of the DGCL, thereby enabling stockholders who do not tender their Shares to receive the merger consideration as quickly as possible;

          (xi) the possible conflicts of interest of certain directors and members of management of both the Company and Parent discussed below under "SPECIAL FACTORS -- Interests of Certain Persons in the Offer and the Merger;" and

          (xii) that stockholders who do not tender their Shares pursuant to the Offer will have the right in connection with the Merger to demand appraisal of the fair value of their Shares under the DGCL, whether or not a shareholder vote is required, see "SPECIAL FACTORS -- Dissenters' Rights."

     The Company Board. In reaching its determinations referred to above, the Company Board considered the following factors, each of which, in the view of the Company Board, supported such determinations: (i) the conclusions and recommendations of the Special Committee; (ii) the factors referred to above as having been taken into account by the Special Committee, including the receipt by the Special Committee of the opinion of Salomon Smith Barney that, based upon and subject to the assumptions and limitations stated therein, as of the date of the opinion, the $50.50 per Share to be received by the stockholders of the Company (other than Parent and its affiliates) in the Offer and the Merger was fair from a financial point of view to such holders; and (iii) the fact that the Offer Price and the terms and conditions of the Merger Agreement were the result of arm's-length negotiations between the Special Committee and Parent.

     The members of the Company Board, including the members of the Special Committee, evaluated the Offer and the Merger in light of their knowledge of the business, financial condition, results of operations, prospects, current business strategy and competitive position of the Company, and based upon the advice of financial and legal advisors.

     The Company Board, including the members of the Special Committee, believes that the Offer and Merger are procedurally fair because, among other things: (i) the Special Committee consisted of independent directors appointed to represent the interests of stockholders (other than Parent and Purchaser); (ii) the Special Committee retained and was advised by its own independent legal counsel experienced in advising on similar transactions; (iii) the Special Committee retained and was advised by Salomon Smith Barney, as its independent financial advisor, to assist it in evaluating a potential transaction with Parent and Purchaser; (iv) the nature of the deliberations pursuant to which the Special Committee evaluated the Offer and the Merger and alternatives thereto; (v) that the $50.50 per Share price resulted from active arm's-length bargaining between representatives of the Special Committee, on the one hand, and representatives of Parent, on the other; and (vi) that the Special Committee is a mechanism well established under Delaware law in transactions of this type.

     The Company Board and the Special Committee recognized that the Offer is not conditioned on the tender of a majority of the Shares other than those owned by Parent and Purchaser and that the Merger is not structured to require the approval of a majority of the stockholders of the Company other than Parent and Purchaser, and that Purchaser currently has sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company.

     The Special Committee and the Company Board also recognized that, while consummation of the Offer and the Merger will result in all stockholders (other than Parent and Purchaser) being entitled to receive $50.50 in cash for each of their Shares, it will eliminate the opportunity for current stockholders (other than Parent and Purchaser) to participate in the benefit of increases, if any, in the value of the Company's business following the Merger. Nevertheless, the Special Committee and the Company Board concluded that this fact did not justify foregoing the receipt of the immediate cash premium represented by the $50.50 per Share price.

     Neither the Special Committee nor the Company Board considered the liquidation of the Company's assets and neither considered liquidation to be a viable course of action based on Parent's desire for the Company to continue to conduct its business as a subsidiary of Parent. Therefore, no appraisal of liquidation values was sought for purposes of evaluating the Offer and the Merger.

     In view of the wide variety of factors considered in connection with their respective evaluations of the Offer and the Merger, neither the Special Committee nor the Company Board found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they each considered in reaching their determinations.

     The foregoing discussion of the information and factors considered and given weight by the Special Committee and the Company Board is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee and the Company Board.

     THE COMPANY BOARD, BASED UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, (A) UNANIMOUSLY DETERMINED THAT THE TERMS OF EACH OF THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS (OTHER THAN PARENT, PURCHASER AND MERGER SUB), (B) UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND (C) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF APPLICABLE, ADOPT THE MERGER AGREEMENT.

OPINION OF THE FINANCIAL ADVISOR

     Salomon Smith Barney was retained to act as financial advisor to the Special Committee of the Company Board in connection with the Offer and the Merger. Pursuant to Salomon Smith Barney's engagement letter with the Special Committee, dated April 3, 2000, Salomon Smith Barney rendered an opinion to the Special Committee, to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, its work described below and other factors it deemed relevant, as of May 17, 2000, the consideration to be received in the Offer and Merger was fair, from a financial point of view, to the holders of Company Common Stock other than Parent and its affiliates.

     The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex B to this Offer to Purchase. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. HOLDERS OF COMPANY COMMON STOCK ARE URGED TO READ SALOMON SMITH BARNEY'S OPINION CAREFULLY AND IN ITS ENTIRETY.

     In arriving at its opinion, Salomon Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and Parent concerning the businesses, operations and prospects of the Company. Salomon Smith Barney examined publicly available business and financial information relating to the Company as well as financial forecasts and other information and data for the Company which were provided to or otherwise discussed with Salomon Smith Barney by the managements of the Company and Parent. Salomon Smith Barney reviewed the financial terms of the Offer and Merger as set forth in the Merger Agreement in relation to, among other things:

     - current and historical market prices and trading volumes of Company Common Stock;

     - the historical and estimated earnings and other operating data of the Company; and

     - the capitalization and financial condition of the Company.

     Salomon Smith Barney also considered other publicly available information relating to financial terms of certain transactions that it considered relevant in evaluating the Offer and Merger and publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of the Company. Salomon Smith Barney also took into consideration Parent's ownership of approximately 81% of the outstanding common stock of the Company and that Parent stated that it did not wish to consider or participate in any possible alternative sale of its Shares. In addition, Salomon Smith Barney conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney and further relied on the assurances of the managements of the Company and Parent that they were not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Salomon Smith Barney was advised by the managements of the Company and Parent that such forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Parent as to the future financial performance of the Company. Salomon Smith Barney expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor did Salomon Smith Barney make any physical inspection of the properties or assets of the Company. For purposes of its analysis, Salomon Smith Barney assumed that the proposed transaction price of $50.50 per share would be paid in both the Offer and Merger. Salomon Smith Barney further assumed that the Offer and Merger would be consummated in accordance with the terms of the Merger Agreement, without waiver of any of the conditions to the Offer or Merger contained in the Merger Agreement.

     Salomon Smith Barney was not asked to consider, and its opinion did not address, the relative merits of the Offer and Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Salomon Smith Barney's opinion necessarily was based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney as of the date of the opinion.

     SALOMON SMITH BARNEY'S ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION OF THE SPECIAL COMMITTEE IN ITS EVALUATION OF THE OFFER AND MERGER AND DID NOT CONSTITUTE A RECOMMENDATION OF THE OFFER OR MERGER OR A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER THAT STOCKHOLDER SHOULD TENDER SHARES OF COMPANY COMMON STOCK IN THE OFFER OR HOW THAT STOCKHOLDER SHOULD VOTE ON ANY MATTERS RELATING TO THE MERGER.

     In connection with rendering its opinion, Salomon Smith Barney made a presentation to the Special Committee on May 17, 2000, with respect to the material analyses performed by Salomon Smith Barney in evaluating the fairness of the consideration to be received by the holders of Company Common Stock in the Offer and Merger. The following is a summary of that presentation. The summary includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY SALOMON SMITH BARNEY, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to May 15, 2000, and is not necessarily indicative of current or future market conditions.

     Historical Trading Analysis. Salomon Smith Barney analyzed the historical trading of Company Common Stock from the initial public offering of the Company Common Stock on May 21, 1997 through May 15, 2000. In particular, Salomon Smith Barney noted the highest trading price, lowest trading price and the average trading price for the following periods: (i) January 1, 2000 through May 15, 2000; (ii) the month prior to the announcement of Parent's initial offer to acquire the Company Common Stock on March 31, 2000; (iii) the week prior to the announcement of Parent's initial offer; and (iv) March 31, 2000 through May 15, 2000, the period since the announcement of Parent's initial offer. Except in determining the highest and lowest trading prices for the period of March 31, 2000 through May 15, 2000 for which intraday prices were reviewed, Salomon Smith Barney reviewed closing prices for the relevant periods. The following table sets out that information reviewed by Salomon Smith Barney:

                                             HIGHEST    LOWEST
                  PERIOD                      PRICE     PRICE     AVERAGE PRICE
                  ------                     -------    ------    -------------
January 1, 2000
  through May 15, 2000.....................  $50.00     $29.75       $41.53
Month Prior to Announcement................   45.06      29.75        36.26
Week Prior to Announcement.................   45.06      40.38        42.03
March 31, 2000 through May 15, 2000........   50.50      45.75        48.41

     Salomon Smith Barney noted that the proposed transaction price of $50.50 per share of Class A Common Stock was greater than the average trading price for each of the periods and greater than the highest trading prices for the one-month and one-week periods prior to the announcement of Parent's initial offer.

     Salomon Smith Barney also reviewed historical data regarding the ratio of the closing price per share of Company Common Stock to the Company's operating earnings per common share

("Operating EPS") for each trading day in the period from the initial public offering of the Company Common Stock through March 27, 2000, the last trading day prior to the announcement of Parent's initial offer. Set forth below are the average Company Common Stock price to Operating EPS ratios derived by Salomon Smith Barney for the specified periods:

                                                          AVERAGE RATIO OF SHARE
PERIOD                                                    PRICE TO OPERATING EPS
------                                                    ----------------------
IPO through March 27, 2000..............................          15.4x
Calendar Year 1997......................................          15.2x
Calendar Year 1998......................................          17.4x
Calendar Year 1999......................................          14.7x
January 1, 2000 through March 27, 2000..................          10.0x

     Comparable Companies Analysis. Salomon Smith Barney compared financial, operating and stock market information, and forecasted financial information for the Company, with the same information for selected publicly traded insurance companies that conduct businesses, and have financial and other characteristics, similar to those of the Company. The selected comparable companies considered by Salomon Smith Barney were:

     - AXA Financial, Inc.

     - American General Corporation

     - Lincoln National Corporation

     - John Hancock Financial Services, Inc.

     - Nationwide Financial Services, Inc.

     - Stancorp Financial Group, Inc.

     The forecasted financial information used by Salomon Smith Barney for the selected comparable companies in the course of these analyses was based on information published by First Call Corporation, which compiles summaries of financial forecasts published by various investment banking firms. With respect to the Company, the forecasted financial information used by Salomon Smith Barney was based on information provided by management, as well as information published by First Call Corporation.

     For the Company and each of the selected comparable companies, Salomon Smith Barney derived and compared the ratio of each company's closing common share price on May 16, 2000 to its:

     - book value, excluding unrealized gains, based on published financial data for the twelve-month period ended March 31, 2000;

     - estimated Operating EPS for 2000; and

     - estimated Operating EPS for 2001.

In addition, Salomon Smith Barney reviewed each company's closing common share price on May 16, 2000 as a percentage of the highest closing common share price for the 52-week period ended May 16, 2000, its estimated return on equity net of unrealized gains ("ROE") for 2000 and its projected long-term growth rate as published by First Call Corporation. The following table sets forth the results of these calculations:

                                                    RANGE           MEDIAN    MEAN     HARTFORD LIFE
                                              ------------------    ------    ----     -------------
Share Price/Book Value......................  1.10x    -   2.47x    1.41x     1.60x        2.50x
Share Price/Estimated Operating EPS for
  2000......................................   7.9x    -   12.8x    10.4x     10.2x        12.3x
Share Price/Estimated Operating EPS for
  2001......................................   6.9x    -   11.5x     9.3x      9.2x        10.8x
Share Price as Percentage of 52-week High...  57.4%    -   96.2%       --        --        90.3%
Estimated ROE for 2000......................  10.3%    -   19.0%    15.7%     15.6%        20.7%
Long-Term Growth Rate.......................  12.0%    -   15.0%    13.0%     13.3%        15.0%

     The ratio of the proposed transaction price of $50.50 to median First Call Corporation estimates of the Company's Operating EPS for 2000 and 2001 was 12.5x and 11.0x, respectively, which Salomon Smith Barney noted was higher than the mean and median of the same ratios derived for the selected companies. Based on the information derived for the comparable companies and the median First Call Corporation estimates of the Company's Operating EPS for 2000 and 2001, Salomon Smith Barney derived reference ranges for the implied equity value per share of Company Common Stock of $38.48 to $46.58 based on estimated Operating EPS for 2000 and $38.93 to $48.09 based on estimated Operating EPS for 2001. Based on these ranges, Salomon Smith Barney derived a combined range for the implied equity value per share of Company Common Stock of $40.00 to $45.00. Salomon Smith Barney noted that the proposed transaction price was greater than the upper limit of each reference range.

     Minority-Purchase Transactions Analysis. Salomon Smith Barney analyzed the terms of 209 transactions announced since January 1, 1992 in which a controlling stockholder purchased outstanding minority interests in a publicly traded company. For each of these transactions, Salomon Smith Barney derived the premium paid by the controlling stockholder to the closing price per common share one week and one month prior to the initial announcement of the transaction. The following tables set forth summary information for all 209 transactions and for a subset of 65 transactions involving companies in the financial services industry:

                                                        PREMIUM PAID TO:
                                    ---------------------------------------------------------
                                    SHARE PRICE ONE MONTH PRIOR    SHARE PRICE ONE WEEK PRIOR
ALL 209 TRANSACTIONS                      TO ANNOUNCEMENT               TO ANNOUNCEMENT
--------------------                ---------------------------    --------------------------
25th Percentile...................              9.2%                          10.7%
Median............................             22.4%                          20.1%
75th Percentile...................             38.8%                          37.8%

                                                        PREMIUM PAID TO:
                                    ---------------------------------------------------------
65 FINANCIAL SERVICES               SHARE PRICE ONE MONTH PRIOR    SHARE PRICE ONE WEEK PRIOR
TRANSACTIONS                              TO ANNOUNCEMENT               TO ANNOUNCEMENT
---------------------               ---------------------------    --------------------------
25th Percentile...................              6.0%                          10.7%
Median............................             21.7%                          19.1%
75th Percentile...................             35.1%                          33.3%

     Salomon Smith Barney also analyzed the premiums paid in the minority-purchase transactions based on the type of consideration received by the minority stockholders. For transactions in which the minority stockholders received cash consideration, Salomon Smith Barney further analyzed the transactions to derive the premiums paid in instances in which the controlling stockholder held 80% or more of the common equity interests of the subject company at the time the transaction was announced, as in the Offer and Merger. The following table sets forth the information derived by Salomon Smith Barney with respect to all 209 transactions:

                                        25TH PERCENTILE PREMIUM TO:       MEDIAN PREMIUM TO:        75TH PERCENTILE PREMIUM TO:
                                        ---------------------------   ---------------------------   ---------------------------
                                        SHARE PRICE    SHARE PRICE    SHARE PRICE    SHARE PRICE    SHARE PRICE    SHARE PRICE
                                         ONE MONTH       ONE WEEK      ONE MONTH       ONE WEEK      ONE MONTH       ONE WEEK
TYPE OF                   NUMBER OF       PRIOR TO       PRIOR TO       PRIOR TO       PRIOR TO       PRIOR TO       PRIOR TO
CONSIDERATION            TRANSACTIONS   ANNOUNCEMENT   ANNOUNCEMENT   ANNOUNCEMENT   ANNOUNCEMENT   ANNOUNCEMENT   ANNOUNCEMENT
-------------            ------------   ------------   ------------   ------------   ------------   ------------   ------------
Stock..................       35             1.8%           1.0%          14.5%          11.8%          27.4%          19.9%
Cash and Stock.........       14            15.3%           9.5%          23.6%          13.6%          53.0%          48.9%
Cash...................      160             9.4%          12.6%          23.6%          21.9%          40.0%          39.9%
Cash (Acquiror owns 80%
  or more).............       39             8.4%          11.8%          23.6%          18.8%          38.9%          29.5%

     The following table sets forth the same information for the 65 transactions involving companies in the financial services industry:

                                        25TH PERCENTILE PREMIUM TO:       MEDIAN PREMIUM TO:        75TH PERCENTILE PREMIUM TO:
                                        ---------------------------   ---------------------------   ---------------------------
                                        SHARE PRICE    SHARE PRICE    SHARE PRICE    SHARE PRICE    SHARE PRICE    SHARE PRICE
                                         ONE MONTH       ONE WEEK      ONE MONTH       ONE WEEK      ONE MONTH       ONE WEEK
TYPE OF                   NUMBER OF       PRIOR TO       PRIOR TO       PRIOR TO       PRIOR TO       PRIOR TO       PRIOR TO
CONSIDERATION            TRANSACTIONS   ANNOUNCEMENT   ANNOUNCEMENT   ANNOUNCEMENT   ANNOUNCEMENT   ANNOUNCEMENT   ANNOUNCEMENT
-------------            ------------   ------------   ------------   ------------   ------------   ------------   ------------
Stock..................        9             9.9%          10.6%          19.9%          15.9%          29.1%          19.1%
Cash and Stock.........        3            20.7%          17.2%          26.1%          21.5%          44.7%          35.2%
Cash...................       53             5.8%          10.7%          21.7%          21.4%          37.5%          37.9%
Cash (Acquiror owns 80%
  or more).............       15             2.2%           8.9%          14.0%          15.5%          23.2%          25.8%

     Salomon Smith Barney compared this information to the 42.7% and 18.7% premium, respectively, that the proposed transaction price represents to the closing price of the Company Common Stock on the trading day one month prior to the announcement of Parent's initial offer ($35.38) and to the closing price of the Company Common Stock on the trading day one week prior to the announcement of Parent's initial offer ($42.56). Salomon Smith Barney noted in particular that the premiums represented by the proposed transaction price exceeded the median premiums paid in the financial services industry transactions involving cash consideration in which the controlling stockholder owned 80% of more of the common equity interests of the subject corporation at the time the transaction was announced.

     Based on the information for the minority-purchase transactions and the closing price of the Company Common Stock one month and one week prior to the announcement of Parent's initial offer, Salomon Smith Barney derived reference ranges for the implied equity value of the Company Common Stock. Using premiums to closing price one month prior to announcement, Salomon Smith Barney derived a reference range of $39.00 to $49.00 per share based on all of the transactions and $38.00 to $47.00 per share based on the financial services transactions. Using premiums to closing price one week prior to announcement, Salomon Smith Barney derived a reference range of $47.00 to $58.00 per share based on all of the transactions and $47.00 to $56.00 per share based on the financial services transactions. Salomon Smith Barney noted that the proposed transaction price was above the upper limit of the ranges derived using premiums to closing price one month prior to announcement and within the ranges derived using premiums to closing price one week prior to announcement.

     Precedent Insurance Transaction Analysis. Salomon Smith Barney reviewed publicly available information for fourteen pending or completed merger or acquisition transactions in the insurance industry announced since April 29, 1996 and involving at least one publicly traded company. The precedent transactions considered by Salomon Smith Barney were the following (in each case, the acquired company's name is listed first and the acquiror's name is listed second):

     - ReliaStar Financial Corp./ING Groep NV

     - The Guarantee Life Companies Inc./Jefferson-Pilot Corporation

     - American Heritage Life Investment Corporation/The Allstate Corporation

     - Provident Companies, Inc./Unum Corporation

     - Transamerica Corporation/Aegon NV

     - SunAmerica Inc./American International Group, Inc.

     - Aetna Inc. (U.S. individual life business)/Lincoln National Corporation

     - Security First Corp./Metropolitan Life Insurance Company

     - Cigna Corporation (individual life business)/Lincoln National Corporation

     - Equitable of Iowa Companies/ING Groep NV

     - The Chubb Corporation/Jefferson-Pilot Corporation

     - USLIFE Corporation/American General Corporation

     - First Colony Corporation/General Electric Capital Corporation

     - The Paul Revere Corporation/Provident Companies Inc.

     For each precedent transaction, Salomon Smith Barney derived the ratio of the per share consideration paid in the transaction to:

     - the acquired company's Operating EPS for the last twelve-month ("LTM") period for which financial results were available;

     - the acquired company's estimated Operating EPS for the twelve-month period following the announcement of the transaction; and

     - the acquired company's last reported book value per share prior to the announcement of the transaction.

Salomon Smith Barney also analyzed the premiums paid in the precedent transactions to the acquired company's closing price per common share one day prior and 30 days prior to the announcement of the transaction. With respect to the financial information for the companies involved in the precedent transactions, Salomon Smith Barney relied on information available in public documents, equity research reports published by certain investment banks and First Call Corporation estimates.

     The following table sets forth the results of these analyses:

                                                              RANGE          MEDIAN      MEAN
                                                              -----          ------      ----
Transaction Price/LTM Operating EPS.....................  13.7x  - 34.6x      21.4x      21.3x
Transaction Price/Estimated Operating EPS...............  12.6x  - 33.3x      16.2x      17.5x
Transaction Price/Last Book Value.......................  0.84x  - 5.96x      1.87x      2.25x
Premium to Prior Day Closing Price......................    0.0% - 75.3%      19.1%      22.7%
Premium to 30-Day Prior Closing Price...................    7.2% - 73.1%      26.1%      31.0%

     Based on the information derived for the precedent insurance transactions, Salomon Smith Barney derived a reference range for the implied equity value per share of Company Common Stock of $64.00 to $77.00. In evaluating this range, Salomon Smith Barney noted that none of the precedent transactions involved a purchase of minority interests by a controlling stockholder and each such transaction therefore included a control premium of a nature that would not be expected in a transaction similar to Parent's minority purchase.

     Dividend Discount Analysis. Salomon Smith Barney derived an implied equity value per share of Company Common Stock using the present value of dividends estimated to be paid on the Company Common Stock through 2004 and a terminal value for the Company as of December 31, 2004 based on a multiple of estimated operating earnings for the year ending December 31, 2005. Salomon Smith Barney estimated that the Company's cost of equity ranged between 12% and 14% and derived present values utilizing a discount rate ranging from 11.0% to 15.0%. With respect to terminal values, Salomon Smith Barney used a range of 9.5x to 13.5x estimated operating earnings for 2005. The estimates for operating earnings for 2000 and 2001 were based on the median of published First Call Corporation forecasts, and a growth rate of 15.0% was applied to estimate operating earnings for 2002, 2003, 2004 and 2005. The 15.0% growth rate was based on the median growth rate in published First Call Corporation estimates. Salomon Smith Barney performed its calculations assuming that the Company would realize a range of 95.0% to 105.0% of estimated operating earnings. To estimate dividends to be paid per share of Company Common Stock, Salomon Smith Barney applied the dividend payout ratio for 1999 of 10.8% of operating earnings.

     Based on its dividend discount analysis, Salomon Smith Barney derived a range of implied equity value per share of Company Common Stock of $45.00 to $50.00. Salomon Smith Barney noted that the proposed transaction price was above the upper limit of this range.

     The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to the Special Committee, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentations to the Special Committee. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable companies and precedent transactions analyses summarized above, Salomon Smith Barney selected comparable public companies and precedent transactions on the basis of various factors, including the size and similarity of business; however, no company utilized as a comparison in these analyses is identical to the Company and no precedent transaction is identical to the Offer and Merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the public trading value of the subject companies and transactions to which the Company and the Offer and Merger are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of the Company, the Special Committee, the Company Board, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the consideration to be received in the Offer and Merger and were provided to the Special Committee in that connection.

The opinion of Salomon Smith Barney was only one of the factors taken into consideration by the Special Committee in making its determination to recommend the Merger Agreement and the Offer and Merger. See "-- Recommendation of the Special Committee and the Company Board; Fairness of the Offer and the Merger."

     Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Special Committee selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with the Company. Salomon Smith Barney and its predecessors and affiliates have previously provided investment banking services to the Company and Parent unrelated to the Offer or Merger, for which Salomon Smith Barney (or its predecessors or affiliates, as applicable) has received and will receive customary compensation. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of both the Company and Parent for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with the Company and Parent and their respective affiliates.

     Pursuant to Salomon Smith Barney's engagement letter, the Company agreed to pay Salomon Smith Barney the following fees for its services rendered to the Special Committee in connection with the Offer and Merger: (i) $100,000, that became payable following the execution of the engagement letter, (ii) $750,000, that became payable upon the delivery of Salomon Smith Barney's opinion, (iii) 0.25% of the aggregate value of the transaction up to $50.00 per share of Company Common Stock (less any fees paid pursuant to clause (i) or (ii)), and
(iv) if the transaction consideration exceeds $50.00 per Share of Company Common Stock, an additional fee of $500,000 for each $1.00 increment by which the per Share transaction consideration exceeds $50.00, which additional fee will be pro rated appropriately for increments less than $1.00 per share. Fees payable pursuant to clauses (iii) or (iv) above will become payable promptly upon the closing of the transaction. The Company has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

POSITION OF PARENT AND PURCHASER REGARDING FAIRNESS OF THE OFFER AND THE MERGER

     Parent and Purchaser believe that the consideration to be received by the Company's stockholders (other than Parent, Purchaser and Merger Sub) pursuant to the Offer and the Merger is fair to and in the best interests of the Company's stockholders (other than Parent, Purchaser and Merger Sub). Parent and Purchaser base their belief on the following factors: (i) the conclusions and recommendations of the Special Committee that each of the Offer and the Merger is fair to, and in the best interests of, the Company's stockholders (other than Parent, Purchaser and Merger Sub), (ii) the fact that the Offer and the Merger and the other terms and conditions of the Merger Agreement were the result of arm's length, good faith negotiations between the Special Committee and Parent and their respective advisors, (iii) that the Special Committee's legal and financial advisors were independent, (iv) the factors referred to above as having been taken into account by the Special Committee and the Company Board, including that the Special Committee received an opinion from Salomon Smith Barney that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the $50.50 per Share in cash to be received by the holders of Shares (other than Parent and its affiliates) in the Offer and the Merger was fair from a financial point of view to such stockholders, (v) the historical and projected financial performance of the Company, (vi) that the consideration to be paid in the Offer represents a premium of 24.7% over the closing sale price on the NYSE on the last full trading day prior to the submission of Parent's initial proposal to the Company, a premium of 22.9% over the prior one-week average closing sale price on the NYSE and a premium of 43.1% over the prior one-month average closing sale price on the NYSE, and (vii) that the Offer and the Merger will each provide consideration to the Company's stockholders entirely in cash.

     In view of the wide variety of factors considered in connection with their respective evaluations of the Offer and the Merger, neither Parent nor Purchaser found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they each considered in reaching their conclusions as to fairness. The liquidation of the Company's assets was not considered to be a viable course of action based on Parent's desire for the Company to continue to conduct its business as a subsidiary of Parent. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Shares. Although Goldman Sachs generally assisted Parent in this transaction and, in particular, advised Parent on its strategies, participated in negotiations with Salomon Smith Barney and reviewed the Company's projections and assumptions thereto, Goldman Sachs did not deliver a fairness opinion as to the $50.50 per Share to be received by the stockholders of the Company (other than Parent and Purchaser) and did not provide Parent with any reports, opinions or appraisals relating thereto.

     The foregoing discussion of the information and factors considered and given weight by Parent and Purchaser is not intended to be exhaustive but is believed to include all material factors considered by Parent and Purchaser.

PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF PARENT FOR THE OFFER AND THE MERGER

     The purpose of the Offer and the Merger is for Parent to increase its ownership of the outstanding common stock of the Company from approximately 81.5% to 100%. Upon the consummation of the Merger, the Company will become a wholly owned indirect subsidiary of Parent, thereby simplifying Parent's holding company structure and furthering Parent's plan to restructure itself into two major operating entities, worldwide life operations and worldwide property-casualty operations. The restructuring is intended to confirm Parent's position as a broad insurance-based financial services franchise and to increase Parent's exposure to high growth life and asset accumulation businesses.

     The acquisition of Shares not owned by Parent, Purchaser or their subsidiaries has been structured as a cash tender offer followed by a cash merger in order to effect a prompt and orderly transfer of ownership of the Company from the public stockholders to Parent and provide stockholders with cash for all of their Shares. The determination to proceed with the Offer and the Merger at this time would also afford the Company's stockholders an opportunity to dispose of their shares at a premium over market prices.

     Parent noted that causing the Company to be privately held would reduce management's commitment of resources with respect to procedural and compliance requirements of a public company and would reduce costs associated with the Company's obligations and reporting requirements under the securities laws. Parent also considered the recent public capital markets trends affecting companies with a limited public float. Furthermore, in deciding to make its proposal, Parent considered that certain reasons behind the decision to proceed with the initial public offering of the Shares in 1997, including capital constraints on Parent and the earnings multiple differential between Parent and the Company, are less significant today than at the time of the initial public offering.

PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE
OFFER

     Pursuant to the Merger Agreement, upon completion of the Offer, Parent and Purchaser intend to effect the Merger in accordance with the Merger Agreement. See "SPECIAL FACTORS -- The Merger Agreement." Except as otherwise described in this Offer to Purchase, Parent has no current plans or proposals or negotiations which relate to or would result in: (i) other than the Merger, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (ii) any purchase, sale or transfer of a material amount of assets of the Company; (iii) any change in the management of the Company or any change in any material term of the employment contract of any executive officer; or
(iv) any other material change in the Company's corporate structure or business.

     Nevertheless, Parent may initiate a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order best to organize and integrate the activities of the Company and Parent. In particular, Parent will likely study the possibility of changing the Company Board by changing the number or term of directors, may also consider material changes in the present dividend rate and policy, indebtedness and capitalization of the Company, may also consider changes to the intercompany agreements between Parent and the Company and may also consider pursuing acquisition opportunities through the Company. Parent expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments.

     As a result of the Offer, the direct and indirect interest of Parent in the Company's net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. Following consummation of the Merger, Parent's indirect interest in such items will increase to 100% and Parent and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value and the right to elect all members of the Company Board. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger. Upon consummation of the Merger, the Company will become a privately held corporation; provided, however, that, pursuant to an indenture governing certain of its trust preferred securities, the Company will remain a reporting company for purposes of the Exchange Act for a period of time.

     Following the consummation of the Merger, the Shares will no longer be quoted on the NYSE. In addition, the registration of the Shares under the Exchange Act is expected to be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. Accordingly, following the Merger there will be no publicly traded common stock of the Company outstanding. See "THE TENDER OFFER -- Section 10. Certain Effects of the Offer on the Market for the Shares."

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

     Treatment of Stock Options and Restricted Shares. The Merger Agreement provides that the terms of each outstanding Company employee stock option to purchase Shares issued pursuant to any of the Company's stock plans, whether vested or unvested, will be amended and converted into an option to acquire that number of shares of common stock of Parent and on such terms and conditions as shall be equitably determined, in accordance with the terms of the applicable Company stock plans, by the Board of Directors of Parent (or the appropriate committee thereof) to preserve the economic value of such Company stock option.

     The Merger Agreement also provides that the terms of all outstanding Company restricted shares and restricted stock units issued pursuant to any of the Company's stock plans, whether vested or unvested, will be amended and converted into that number of restricted shares of common stock of Parent or, in the case of restricted stock units, that number of restricted stock units representing shares of common stock of Parent and on such terms and conditions as shall be equitably determined, in accordance with the terms of the applicable Company stock plans, by the Board of Directors of Parent (or the appropriate committee thereof) to preserve the economic value of such Company restricted share or restricted stock unit.

     Employee Contracts. As a result of the Offer and the Merger, the employment contracts of various officers of the Company will be amended primarily to substitute Parent for the Company as the counterparty, but each such employment contract will remain in place otherwise in accordance with its terms.

     Indemnification. Under the Merger Agreement, the directors and officers of the Company are entitled to certain rights of indemnification and to be insured by the Surviving Corporation (as defined in the Merger Agreement) or Parent with respect to certain matters from and after the completion of the Merger. See "SPECIAL FACTORS -- The Merger Agreement -- Indemnification and Insurance."

     Interlocking Directors and Officers. In considering the recommendation of the Company Board and the Special Committee with respect to the Offer and the Merger, stockholders should be aware that certain officers and directors of Parent and the Company have interests in the Offer and the Merger which may present them with certain potential conflicts of interest. In particular, of the 11 directors of the Company, eight currently are also directors of Parent and three currently are executive officers of Parent. However, the Special Committee was comprised of the two independent outside directors of the Company.

     Ownership Interest of Parent. Stockholders also should be aware that, as a result of Parent's current ownership of approximately 81.5% of the issued and outstanding shares of common stock of the Company and its nominees constituting a majority of the Company's directors, Parent controls the Company.

     Fees and Other Rights of the Special Committee. Pursuant to a letter dated April 12, 2000, members of the Special Committee each will be entitled to payment by the Company of a fee of $50,000, payable in cash, in consideration of his or her service on the Special Committee. In addition, the Company has agreed to reimburse each member for all out-of-pocket expenses incurred in connection with his or her service on the Special Committee. In the event that additional services of the members are required, the Company has agreed to consider paying the members additional fees as compensation for such additional services.

     Pursuant to a letter dated April 12, 2000, each member of the Special Committee is entitled to certain rights of indemnification and to be insured by the Company with respect to certain matters in connection with the Offer, the Merger and any related transactions.

     The Special Committee and the Company Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "SPECIAL FACTORS -- Recommendation of the Special Committee and the Company Board; Fairness of the Offer and the Merger."

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF MATERIAL PROVISIONS OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A TO THIS OFFER TO PURCHASE. SUCH SUMMARY IS NOT A COMPLETE DESCRIPTION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THE FOLLOWING SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT.

     The Offer. Pursuant to the Merger Agreement, Purchaser is obligated to commence the Offer as promptly as practicable after the date of the Merger Agreement. On the terms and subject to the conditions of the Offer and the Merger Agreement, Purchaser will, and Parent will cause Purchaser to, accept for payment and to pay for all Shares validly tendered and not withdrawn pursuant to the

Offer that Purchaser becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions specified in "THE TENDER OFFER -- Section 12. Certain Conditions to the Offer." Purchaser expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company (expressed in a resolution adopted by both the Special Committee and the Company Board), Purchaser may not (i) reduce the price per Share or change the form of consideration to be paid pursuant to the Offer, (ii) add to the conditions specified in "THE TENDER OFFER -- Section 12. Certain Conditions to the Offer" or modify any such condition in any manner adverse to the holders of Shares or
(iii) otherwise amend the Offer in any manner materially adverse to the holders of Shares.

     The Merger. The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement, Purchaser intends to transfer all of the Shares purchased by Purchaser in the Offer and all shares of Class B Common Stock held by Purchaser, to Merger Sub, a wholly owned subsidiary of Purchaser formed in order to consummate the Merger. Merger Sub will then be merged with and into the Company in accordance with the applicable provisions of the DGCL.

     Following the Merger, the separate corporate existence of the Merger Sub will cease and the Company will continue as the surviving corporation. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares, shares of Class B Common Stock or any shares of capital stock of Merger Sub,

     (i) each issued and outstanding share of capital stock of Merger Sub will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation;

     (ii) each Share and share of Class B Common Stock that is owned (or held in the treasury) by the Company or any wholly owned subsidiary of the Company, Parent, Purchaser or Merger Sub will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor; and

     (iii) each issued and outstanding Share (other than (x) Shares owned (or held in treasury) by the Company or any wholly owned subsidiary of the Company, Parent, Purchaser or Merger Sub, (y) Appraisal Shares and (z) restricted shares held pursuant to the Company's stock plans) will be converted into the right to receive the highest price per Share paid pursuant to the Offer in cash (without interest).

     If Parent, Purchaser or any subsidiary of Parent acquires at least 90% of the outstanding shares of each class of capital stock of the Company, the parties shall take all necessary and appropriate action to effect a Short-Form Merger in accordance with Section 253 of the DGCL as soon as practicable after the expiration of the Offer. Purchaser has agreed to convert, after the purchase of Shares pursuant to the Offer, all shares of Class B Common Stock into Shares. If a vote of the stockholders of the Company is necessary to effect the Merger, Parent has agreed in the Merger Agreement to cause to be voted all Shares and shares of Class B Common Stock owned by it and its subsidiaries in favor of the adoption of the Merger Agreement.

     Preparation of Proxy Statement; Stockholders Meeting. The Company has agreed in the Merger Agreement that, if the adoption of the Merger Agreement by the Company's stockholders is required by applicable law in order to consummate the Merger, the Company will, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file with the SEC a preliminary proxy statement and each of the Company and Parent will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company has agreed not to mail any proxy statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company has agreed to use its reasonable best efforts to cause the proxy statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

     If the adoption of the Merger Agreement by the Company's stockholders is required by applicable law in order to consummate the Merger, the Company has also agreed pursuant to the Merger Agreement to, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders to consider and vote upon the adoption of the Merger Agreement. The Company has agreed to recommend, through the Company Board, to its stockholders that they vote for the adoption of the Merger Agreement. The Company has agreed that neither the Company Board nor any committee thereof will withdraw or modify, or propose to withdraw or modify, such recommendation or related approval, in each case, unless the Company Board determines in good faith, based on the recommendation of the Special Committee, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law.

     Interim Operations. Except for matters expressly permitted by the Merger Agreement, from the date of the Merger Agreement to the Effective Time the Company has agreed to, and has agreed to cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships and goodwill with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, except for matters expressly contemplated by the Merger Agreement, from the date of the Merger Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent and (2) regular cash dividends with respect to the Shares in accordance with the Company's past dividend policy, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (C) except as may be required pursuant to the 1997 Hartford Life, Inc. Employee Stock Purchase Plan or The Hartford Investment and Savings Plan, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) except as may be required pursuant to the 1997 Hartford Life, Inc. Employee Stock Purchase Plan or The Hartford Investment and Savings Plan, issue, deliver, sell or grant (A) any shares of its capital stock or
     (B) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case, other than pursuant to any conversion of Class B Common Stock or the exercise of, any of the Company's stock options;

          (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

          (v) (A) grant to any officer or director of the Company or any of its subsidiaries any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company's documents filed with the

     SEC, (B) grant to any employee, officer or director of the Company or any of its subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Company's documents filed with the SEC, (C) enter into any severance or termination agreement with any such employee, officer or director (other than pursuant to The Hartford Employee Severance Pay Plan consistent with past practice),
     (D) establish, adopt, enter into or amend, except as required by applicable law, in any material respect any collective bargaining agreement or plan providing benefits to any employee, officer or director of the Company or its subsidiaries, (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or plan providing benefits to any employee, officer or director of the Company or its subsidiaries;

          (vi) sell, lease (as lessor), license or otherwise dispose of or subject to any pledge, lien, charge, mortgage, encumbrance or security interest of any kind any properties or assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

          (vii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, of the Company or any its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than (i) to or in the Company or any direct or indirect wholly owned subsidiary of the Company and (ii) in the ordinary course of business consistent with past practice;

          (viii) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's documents filed with the SEC or incurred in the ordinary course of business consistent with past practice or (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value; or

          (ix) authorize any of, or commit or agree to take any of, the foregoing actions.

     Indemnification. Pursuant to the Merger Agreement, Parent has agreed, to the fullest extent permitted by applicable law, to cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses to) the current or former directors or officers of the Company or any of its subsidiaries for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company or any of its subsidiaries existed on the date of the Merger Agreement, whether pursuant to the Company's Restated Certificate of Incorporation, By-laws, the certificate or articles of incorporation, by-laws or similar organizational documents of such subsidiaries, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company's Restated Certificate of Incorporation, By-laws, the certificate or articles of incorporation, by-laws or similar organizational documents of such subsidiaries, and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

     Parent has also agreed to cause, or to cause the Surviving Corporation to cause, to be maintained in effect for a period of six years from and after the Effective Time, the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time. Notwithstanding the foregoing, Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of such 300% amount, Parent or the Surviving Corporation shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to such 300% amount.

     From and after the Effective Time, to the fullest extent permitted by applicable law, Parent has agreed to, and to cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries and any employee of the Company or its subsidiaries who acts as a fiduciary under any Company employee benefit plan against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed)), as incurred (payable monthly upon written request which request shall include reasonable evidence of the amounts set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such indemnified party's duties as an officer or director or employee of the Company or any of its subsidiaries to the extent they are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement.

     Parent has agreed that, in the event Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of such party assume the indemnification obligations of such party as contemplated by the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the Company including among others, representations as to due organization and existence, capital structure, corporate authority, no violation of charter or by-laws, material contracts of the Company or applicable law resulting from the Offer and the Merger, accuracy of the Company's public filings, including financial statements, absence of any material adverse change in the Company's business, absence of undisclosed liabilities, and the accuracy of information included in certain materials in connection with the Offer and the Merger.

     The Merger Agreement contains various customary representations and warranties of Parent, Purchaser and Merger Sub, including, among others, representations as to due organization and existence, corporate authority, no violation of charter or by-laws, material contracts of Parent or its subsidiaries or applicable law resulting from the Offer and the Merger, sufficiency of funds for the Offer and the Merger and the accuracy of information included in certain materials in connection with the Offer and the Merger.

     Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a) if required by law in order to consummate the Merger, the Merger Agreement will have been adopted by the requisite vote of the stockholders of the Company;

          (b) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated under the Merger Agreement will be in effect; provided, however, that prior to asserting this condition each of the parties will have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered; and

          (c) Purchaser will have purchased the Shares pursuant to the Offer.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the approval of the Company's stockholders:

          (a) by mutual written consent of Parent, Purchaser, Merger Sub and the Company Board (as agreed to by the Special Committee) on behalf of the Company;

          (b) by either Parent or the Company Board (as agreed to by the Special Committee) on behalf of the Company:

             (i) if the purchase of the Shares pursuant to the Offer is not consummated on or before August 16, 2000, unless the failure to consummate the Offer is the result of a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; or

             (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) by Parent if the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Parent, Purchaser or Merger Sub, or proposes to withdraw or modify, in a manner adverse to Parent, Purchaser or Merger Sub, its approval or recommendation of the Merger Agreement, the Offer or the Merger or fails to recommend to the Company's stockholders that they accept the Offer and vote for the adoption of the Merger Agreement; or

          (d) by the Company Board on behalf of the Company (as agreed to by the Special Committee) if due to an occurrence or circumstance, not involving a breach by the Company of its obligations hereunder, which would result in a failure to satisfy any of the conditions to the Offer set forth in the Merger Agreement or otherwise, Purchaser shall have terminated the Offer or permitted the Offer to expire without the purchase of Shares thereunder.

     In the event of such termination, except as provided in the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or Merger Sub or the Company, except to the extent that such termination results from the wilful and material breach by a party of any representation, warranty or covenant set forth in the Merger Agreement.

     Amendments; Waivers. The Merger Agreement may be amended by the parties at any time before or after receipt of the approval of the Company's stockholders; provided, however, that any amendment that adversely affects in any material respect the rights of the holders of Shares will require the approval of the Special Committee; provided further, however, that after receipt of such stockholder approval, no amendment may be made that under applicable law requires further approval by the stockholders of the Company without the further approval of such stockholders.

     At any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the Merger Agreement; provided, however, that any extension or waiver that adversely affects the holders of Shares will require the approval of the Special Committee.

DISSENTERS' RIGHTS

     Under Section 262 of the DGCL, any holder of Shares at the Effective Time (a "Remaining Stockholder") who does not wish to accept the Merger Consideration pursuant to the Merger will have the right to seek an appraisal and be paid the "fair value" of its Shares as of the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to it in cash provided that such holder complies with the provisions of such Section 262 of the DGCL.

     The following is a brief summary of the statutory procedures to be followed by a Remaining Stockholder in order to perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Annex C hereto. Any Remaining Stockholder considering demanding appraisal is advised to consult legal counsel. Appraisal rights will not be available unless and until the Merger (or a similar merger) is consummated.

     APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH BELOW IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

     STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

     Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Company (x) before the taking of the vote on the adoption of the Merger Agreement, if the Merger is not being effected as a Short-Form Merger but rather is being consummated following a vote thereon at a meeting of the Company's stockholders (a "long-form merger"), and in such case such Remaining Stockholder must not vote in favor of adoption of the Merger Agreement, or (y) within 20 days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the "Notice of Merger") to the effect that the Merger is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 of the DGCL and any other information required thereby), if the Merger is being effected as a Short-Form Merger without a vote or meeting of the Company's stockholders. If the Merger is effected as a long-form merger, a written demand for appraisal of Shares must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the Merger Agreement, and neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of
Section 262 of the DGCL.

     In the case of a long-form merger, any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time, and otherwise comply with the provisions of Section 262 of the DGCL. In the case of both a Short-Form Merger and a long-form merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

     A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of the Company called to approve the Merger in the case of a long-form merger and within 20 days following the mailing of the Notice of Merger in the case of a Short-Form Merger.

     Remaining Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, Hartford Life, Inc., Law Department, B1E, 200 Hopmeadow Street, Simsbury, Connecticut 06089. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such Shares.

     In the case of a long-form merger, the Company must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have demanded appraisal and complied with Section 262 of the DGCL and have not voted for adoption of the Merger Agreement. In the case of a long-form merger, Remaining Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the adoption of the Merger Agreement, or delivering a proxy in connection with the stockholders meeting called to adopt the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

     Regardless of whether the Merger is effected as a long-form merger or a Short-Form Merger, within 120 days after the Effective Time, either the Company or any stockholder who has demanded appraisal and complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court has construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Remaining Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 could be more than, the same as, or less than the Merger Consideration if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL.

     The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any Remaining Stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Company as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, and Parent has no present intention to cause or permit the Surviving Corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     Directors and Officers. The following table sets forth, as of February 29, 2000, the number of Shares beneficially owned by the directors and executive officers of the Company:

                                                                AMOUNT AND
                                                                 NATURE OF
                                                                BENEFICIAL
NAME OF BENEFICIAL OWNER                                      OWNERSHIP(1)(2)
------------------------                                      ---------------
Ramani Ayer.................................................       12,000
Gregory A. Boyko............................................       39,099
Gail Deegan.................................................        1,689
Donald R. Frahm.............................................        7,620
Paul G. Kirk, Jr. ..........................................        3,679
Thomas M. Marra.............................................      209,227
Robert E. Patricelli........................................        2,337
Robert W. Selander..........................................        4,600
Lowndes A. Smith............................................      254,827
H. Patrick Swygert..........................................        2,649
Gordon I. Ulmer.............................................        4,620
Lizabeth Zlatkus............................................       26,011
David M. Znamierowski.......................................       24,438
David K. Zwiener............................................        5,000
All directors and executive officers as a group (17
  persons)..................................................      675,332

---------------
(1) All Shares are owned directly except as otherwise indicated below. Pursuant to regulations of the SEC, Shares (i) that may be acquired by directors and executive officers upon exercise of stock options exercisable within sixty days, (ii) that have been allocated under Parent's Investment and Savings Plan and Parent's Excess Savings Plan based on a valuation of plan accounts as of February 29, 2000, (iii) that have been acquired by directors and executive officers under the Company's Dividend Reinvestment and Cash Payment Plan through February 29, 2000, (iv) that are owned by a director's or executive officer's spouse or minor child, or (v) that have been granted under the Company's Incentive Stock Plan or the Non-Employee Directors Restricted Stock Plan and are restricted, but as to which the directors or executive officers have the right to vote, are deemed to be beneficially owned by such directors and executive officers as of such date and are included in the number of Shares listed in the table above.

    Of the number of Shares shown above, the following represent shares that may be acquired upon exercise of stock options that are exercisable within sixty days by: Mr. Smith, 195,622 shares; Mr. Marra, 144,880 shares; Ms. Zlatkus, 18,030 shares; Mr. Znamierowski, 19,809 shares; Mr. Boyko, 28,555 shares; and all present directors and executive officers as a group, 468,381 shares.

(2) The Shares beneficially owned by each person named above do not exceed one percent of the outstanding Shares. The Shares beneficially owned by the group of directors and executive officers as a whole represent 2.56% of the outstanding Shares.

     Certain Shareholders. The following table sets forth information, based on reports filed by such persons with the SEC, with respect to ownership by persons believed by the Company, as of February 29, 2000, to be the beneficial owners of more than 5% of its outstanding common stock.

                                                          AMOUNT AND
                                                           NATURE OF
                                NAME AND ADDRESS OF       BENEFICIAL       PERCENT OF
TITLE OF CLASS                    BENEFICIAL OWNER         OWNERSHIP         CLASS
--------------                  -------------------       ----------       ----------
Class A Common Stock........  FMR Corp.                     2,824,600(1)    10.876%(2)
                                82 Devonshire Street
                                Boston, MA 02109
Class B Common Stock........  The Hartford Financial      114,000,000(3)       100%
                                Services Group, Inc.
                                690 Asylum Avenue
                                Hartford, CT 06115

---------------
(1) Based on a Schedule 13G/A filed with the SEC dated February 14, 2000. The
    Schedule 13G/A reported that FMR Corp. has sole voting power with respect to 348,640 Shares and sole dispositive power with respect to 2,824,600 Shares.

(2) Calculated on the basis of the number of Shares outstanding as of February 29, 2000.

(3) The shares of Class B Common Stock are held of record by Hartford Fire Insurance Company. The 114,000,000 shares of Class B Common Stock represent approximately 95.6% of the combined voting power of all Shares and Class B Common Stock and approximately 81.5% of all shares of common stock of the Company, in each case, outstanding as of February 29, 2000. Each share of Class B Common Stock may, at the option of the holder thereof, be immediately converted into one Share.

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     To the Company's, Parent's and Purchaser's knowledge, no transactions in the Shares, except as set forth on Schedule II, have been effected during the past 60 days by the Company or its executive officers, directors, affiliates and any associates or majority owned subsidiaries and any executive officer or director of any subsidiary, or by Parent or its executive officers, directors, affiliates and any associates or majority owned subsidiaries and any executive officer or director of any subsidiary, or by Purchaser or its executive officers, directors, affiliates and any associates or majority owned subsidiaries and any executive officer or director of any subsidiary.

     Since the commencement of the Company's second full fiscal year preceding the date of this Offer to Purchase, no purchases of Shares were made by the Company, Parent or Purchaser, except purchases made by the Company pursuant to its stock repurchase program and the 1997 Hartford Life, Inc. Employee Stock Purchase Plan as described in Schedule II.

     The Company made an underwritten initial public offering of 26 million Shares on May 22, 1997 at a price per Share of $28.25 for gross proceeds of $734,500,000.

     Except as set forth in this Offer to Purchase, neither the Company nor, to the Company's knowledge, any of its affiliates, directors or executive officers or any person controlling the Company is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of the Company (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, since the second full fiscal year preceding the date of this Offer to Purchase, no contracts or negotiations concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company, has been entered into or has occurred between any affiliates of the Company, Parent or Purchaser or between the Company or any of its affiliates and any unaffiliated person. Except as described in this Offer to Purchase, since the third full fiscal year preceding the date of this Offer to Purchase, the Company has not made any underwritten public offering of the Shares that was (i) registered under the Securities Act of 1933 or (ii) exempt from registration under the Securities Act of 1933 pursuant to Regulation A thereunder.

     To the best of the Company's knowledge, after reasonable inquiry, all of the directors or executive officers of the Company, other than those individuals, if any, for whom the tender of Shares could cause them to incur liability under the provisions of Section 16(b) of the Exchange Act, or to the extent their Shares are Restricted Shares (as defined in the Merger Agreement), and other than those individuals who intend to make charitable contributions of Shares, intend to tender pursuant to the Offer or sell Shares held by them.

RELATED PARTY TRANSACTIONS

     In connection with the initial public offering of the Shares in 1997, Parent and the Company entered into various agreements including a master intercompany agreement, an investment management agreement, a tax sharing agreement and a sublease, the general terms of which are summarized below. The agreements are intended to generally maintain the relationship between Parent and the Company in a manner consistent in all material respects with past practice prior to the initial public offering of the Shares. The descriptions set forth below are intended to be summaries and are qualified in their entirety by reference to the relevant agreement or form thereof filed with the SEC in connection with the initial public offering of the Shares.

  MASTER INTERCOMPANY AGREEMENT

     Services. Parent and the Company entered into a master intercompany agreement (the "Master Intercompany Agreement"), which provides for those services that Parent provides to the Company and that the Company provides to Parent. The costs of such services are allocated according to established methodologies determined on an annual basis by Parent. These services include, among others, certain corporate relations, executive, government affairs, human resources, legal, investment, finance, real estate, information management, internal audit, cash management, tax and treasury services.

     Approval of Corporate Activities. The Master Intercompany Agreement requires that prior to the date on which Parent ceases to beneficially own 50% or more of the combined voting power of the Shares and Class B Common Stock, neither the Company nor any of its subsidiaries may undertake or agree to undertake certain fundamental corporate actions without the prior written consent of Parent. Such actions include material mergers or consolidations or other acquisitions, redemptions, acquisitions and issuance of capital stock, and certain other transactions.

     Registration Rights. The Master Intercompany Agreement also provides that, upon the request of Parent, the Company will use its best efforts to effect the registration for sale under the applicable federal and state securities laws of any of the shares of the Company's common stock beneficially owned by Parent, subject to certain limitations. Parent also has the right, subject to certain limitations, to "piggy back registration" to include shares of the Company's common stock beneficially owned by Parent in certain other registrations of such securities initiated by the Company on its own behalf or on behalf of its other stockholders. The Company, subject to the provisions of the Master Intercompany Agreement, is generally obligated to pay all out-of-pocket costs and expenses in connection with each such registration that Parent requests or in which Parent participates.

     Indemnification. The Master Intercompany Agreement further provides for the assumption of liabilities and cross-indemnities allocating liability in respect of the Company's businesses to the Company and in respect of Parent's businesses (other than the businesses of the Company and its subsidiaries) to Parent. In addition, for those liabilities not specifically arising out of or allocable to either of their respective former or present businesses, the parties will share such liabilities, allocating 30% of the cost of such liabilities to the Company and 70% of the cost of such liabilities to Parent. In addition, the Company is responsible for 30% of certain shared liabilities under certain agreements executed in connection with the spin-off of Parent by ITT Corporation in 1995 (the "ITT Spin-Off") and for which Parent has responsibility thereunder, including tax sharing liabilities.

     License and Sublicense. Purchaser granted to the Company a license to use the "Hartford" name, the "Stag" logo and certain other trademarks and service marks, each such license is subject to customary usage restrictions. Subject to certain limitations, each of the licenses is perpetual, except that if Parent reduces its beneficial ownership below 50% of the combined voting power of the outstanding voting stock of the Company, Purchaser may revoke its license to the Company upon the later of the fifth anniversary of the date of consummation of the initial public offering of the Shares or one year after receipt by the Company of written notice of Purchaser's intention to revoke the license.

  TAX SHARING AGREEMENT AND TAX CONSOLIDATION

     Parent and the Company entered into a tax sharing agreement (the "Tax Sharing Agreement") pursuant to which they agreed to allocate federal, state and local tax liabilities between them. So long as Parent continues to beneficially own, directly or indirectly, at least 80% of the combined voting power and the value of the outstanding capital stock of the Company, the Company will be included for federal income tax purposes in the consolidated group of which Parent is the common parent. However, under the Tax Sharing Agreement, Parent and the Company make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, generally will be determined as though the Company were to file separate federal, state and local income tax returns. With respect to certain tax items, however, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, the Company's right to reimbursement will be determined based on the usage of such credits or losses by the consolidated group.

  INVESTMENT MANAGEMENT AGREEMENTS

     Parent and the Company also entered into investment management agreements (the "Investment Management Agreements"). These agreements provide that the investment staff of Parent will implement (e.g., selection, purchase and sale of securities) the investment strategies determined by the investment strategy group of the Company and act as advisor to certain of the Company's non-guaranteed separate accounts and mutual funds. The Investment Management Agreements also provide that the Company pay a fee designed to reflect the actual costs of providing such services. The Company paid $26,088,000 in fees in 1999.

  SIMSBURY SUBLEASE

     The Company's headquarters, located in Simsbury, Connecticut, is currently leased from a third party by Purchaser pursuant to a sale-leaseback arrangement. After the initial public offering of the Shares, the Company subleased from Purchaser the right to use the headquarters building pursuant to a sublease agreement. Purchaser retained the right to purchase the facility and the renewal option in respect of the sale-leaseback arrangement. In addition, a subsidiary of Parent owns the land underlying and surrounding the headquarters building. The sublease expires on January 1, 2010. Rental payments are fixed (but not level) over the term of the lease. In 1999, the Company paid rent of $12 million, and it is anticipated that it will pay rent of $21 million in each of 2000, 2001, 2002 and 2003, respectively, and $131 million thereafter in the aggregate over the remaining term of the sublease.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by "THE TENDER OFFER -- Section 4. Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, June 21, 2000, unless and until Purchaser (but subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Subject to the provisions of the Merger Agreement, Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

     The Merger Agreement provides that, without the consent of the Company (expressed in a resolution adopted by both the Special Committee and the Company Board), Purchaser will not (i) reduce the Offer Price or change the form of consideration to be paid pursuant to the Offer, (ii) add to the conditions to the Offer set forth in "THE TENDER OFFER -- Section 12. Certain Conditions to the Offer" or modify such conditions in any manner adverse to the holders of Shares or (iii) otherwise amend the Offer in any manner materially adverse to the holders of Shares.

     Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer if, at the scheduled Expiration Date, any of the conditions to the Offer specified in the section "THE TENDER OFFER -- Section
13. Certain Conditions to the Offer" are not satisfied, until such time as such conditions have been satisfied or waived; (ii) extend the Offer for a period of not more than 10 business days beyond the initial expiration date of the Offer, if on the date of such extension less than 90% (including such numbers of Shares as may be issued upon conversion of the shares of Class B Common Stock) of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer; (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; and (iv) extend the Offer for any reason for a period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence.

     Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time up to twenty business days in length, beginning after Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 13e-3(e), l4d-4(d),14d-6(c) and 14e-l under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser is delayed in its payment for the Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "THE TENDER OFFER -- Section 4. Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer. If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 13e-3(e), 14d-4(d), l4d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, as soon as practicable after the Expiration Date. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in "THE TENDER OFFER -- Section 3. Procedures for Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in "THE TENDER OFFER -- Section 3. Procedures for Tendering Shares," such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR TENDERING SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. The term "Agent's Message" means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Benefit Plans. Participants in The Hartford Investment and Savings Plan (the "Plan") and the 1997 Hartford Life, Inc. Employee Stock Purchase Plan (together, the "Benefit Plans") who wish to have the respective trustees of the Benefit Plans tender their respective interests in Shares held under the Benefit Plans should so indicate by completing, executing and returning to the trustee the confidential instruction form included in the notice sent to such participants. Participants in the Plan may not use the Letter of Transmittal to direct the trustee of the Benefit Plans to tender their interests in the Shares held under the Benefit Plans, but must use the separate instruction form sent to them. Under the terms of the Plan, Plan participants who fail to timely instruct the trustee of such Plan whether or not they wish to tender their Shares will be deemed to have instructed the trustee not to tender. It should be noted, however, that under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the trustee of the Plan may be obligated to take action and make an independent decision irrespective of directions given by participants. Accordingly, although instructions from participants in the Plan are being solicited for the trustee's information and will be given due consideration by it, the trustee of the Plan is not bound under ERISA by such instructions and accordingly may tender Shares or may not tender Shares, as the case may be, contrary to such designations. The subsequent reinvestment of the proceeds from the tendered Shares will be followed by the trustee governed by the terms of the applicable Benefit Plan.

     Participants in the Benefit Plans should forward instructions to the respective trustee as promptly as possible (and in any event such instructions must be received by the trustee by 5:00 p.m., New York City time, on June 15,
2000). As noted herein, the Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Wednesday, June 21, 2000, unless the Offer is extended.

     Participants in the Benefit Plans are urged to read the separate instruction forms carefully.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any particular Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders, and Purchaser's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, Parent, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares

(and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENTS MADE TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL. NON-UNITED STATES HOLDERS MUST SUBMIT A COMPLETED FORM W-8 OR FORM W-8BEN TO AVOID BACKUP WITHHOLDING. SEE INSTRUCTION 12 OF THE LETTER OF TRANSMITTAL. THESE FORMS MAY BE OBTAINED FROM THE DEPOSITARY.

     4. WITHDRAWAL RIGHTS. Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 22, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER OFFER -- Section 3. Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares or must otherwise comply with DTC's procedures.

     Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in "THE TENDER OFFER --

Section 3. Procedures for Tendering Shares," at any time prior to the Expiration Date or during a subsequent offering period under Rule 14d-11 under the Exchange Act if the Offer is amended to provide for one.

     No withdrawal rights will apply to Shares tendered into a subsequent offering period under Rule 14d-11 under the Exchange Act and no withdrawal rights apply during a subsequent offering period under Rule 14d-11 under the Exchange Act with respect to Shares tendered in the Offer and accepted for payment.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser, the Dealer Managers, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes under the Code and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a stockholder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer or converted pursuant to the Merger. The maximum U.S. federal income tax rate applicable to individual taxpayers on long-term capital gain is 20%, and the deductibility of capital losses is subject to limitations.

     The foregoing discussion may not be applicable to a stockholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation or to a stockholder who is otherwise subject to special tax treatment under the Code (e.g., brokers, dealers in securities, banks, insurance companies, tax-exempt organizations and financial institutions and taxpayers that are neither citizens nor residents of the United States or that are foreign corporations, foreign estates or trusts for United States federal income tax purposes).

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL OR NON-UNITED STATES INCOME AND OTHER TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the NYSE under the symbol "HLI." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by published financial sources and the quarterly dividends paid per
Share:

NYSE:                                                HIGH        LOW       DIVIDENDS
-----                                                ----        ---       ---------
1998:
  First Quarter..................................  $  50.00    $  40.00     $  0.09
  Second Quarter.................................     56.94       46.75        0.09
  Third Quarter..................................     62.19       42.25        0.09
  Fourth Quarter.................................     58.38       33.88        0.09
1999:
  First Quarter..................................     59.38       50.25        0.09
  Second Quarter.................................     55.00       45.63        0.09
  Third Quarter..................................     53.25       42.38        0.09
  Fourth Quarter.................................     54.50       37.63        0.09
2000:
  First Quarter..................................     46.88       29.75        0.10
  Second Quarter (through May 23)................     50.50       46.00        0.10(1)

---------------
(1) Payable on July 3, 2000 to stockholders of record as of June 1, 2000.

     The 2000 second quarter dividend of $.10 per Share will be payable on July 3, 2000 to stockholders of record as of June 1, 2000. For information on the Company's ability to pay dividends under the terms of the Merger Agreement, see "SPECIAL FACTORS -- The Merger Agreement -- Interim Operations."

     On March 27, 2000, the last full trading day prior to the original submission of the proposal by Parent to the Company Board, the last sale price per Share as reported on the NYSE was $40.50. On March 30, 2000, the last full trading day prior to the initial public announcement with respect to the proposed Offer, the last sale price per Share as reported on the NYSE was $45.0625. On May 23, 2000, the last full trading day prior to the commencement of the Offer, the last sale price per Share as reported on the NYSE was $50.19.

        STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

     General. As of December 31, 1999, Hartford Life, Inc. was the nation's third largest life insurance group, based on year end statutory assets. Through its insurance subsidiaries, the Company offers a comprehensive portfolio of fixed and variable annuities, life insurance coverages, mutual funds, employee benefits, group retirement plans and institutional liability funding products.

     Financial Information. Set forth below is certain selected financial information relating to the Company which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Form 10-K") and the Company's unaudited financial statements contained in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents and such reports and other documents may be examined at, and copies may be obtained from, the offices of the SEC in the manner set forth below.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                     AS OF                   AS OF
                                                   MARCH 31,              DECEMBER 31,
                                              --------------------    --------------------
                                                2000        1999        1999        1998
                                                ----        ----        ----        ----
                                                  (UNAUDITED)
BALANCE SHEET DATA
General account invested assets.............  $ 21,236    $ 22,335    $ 21,786    $ 24,882
Separate account assets(1)..................   116,543      93,725     110,652      90,628
All other assets............................     6,471       6,456       6,595       6,512
          Total assets......................  $144,250    $122,516    $139,033    $122,022
Policy liabilities..........................  $ 22,049    $ 22,962    $ 23,109    $ 25,484
Separate account liabilities(1).............   116,543      93,725     110,652      90,628
Debt........................................       650         650         650         650
Company obligated mandatorily redeemable
  preferred securities of subsidiary trust
  holding solely parent junior subordinated
  debentures(2).............................       250         250         250         250
All other liabilities.......................     2,293       2,477       2,066       2,517
          Total liabilities.................  $141,785    $120,064    $136,727    $119,529
          Total stockholders' equity........  $  2,465    $  2,452    $  2,306    $  2,493

                                              FOR THE THREE MONTHS     FOR THE YEAR ENDED
                                                ENDED MARCH 31,           DECEMBER 31,
                                              --------------------    --------------------
                                                2000        1999        1999        1998
                                                ----        ----        ----        ----
                                                  (UNAUDITED)
INCOME STATEMENT DATA
Total revenue...............................  $  1,446    $  1,335    $  5,536    $  5,788
Total expenses..............................     1,296       1,229       5,069       5,402
          Net income........................  $    150    $    106    $    467    $    386
EARNINGS PER SHARE DATA
Basic earnings per share....................  $   1.07    $   0.76    $   3.34    $   2.76
Diluted earnings per share..................  $   1.07    $   0.76    $   3.33    $   2.75
Dividends declared per common share.........  $   0.10    $   0.09    $   0.36    $   0.36

---------------
(1) Includes both non-guaranteed and guaranteed separate accounts.

(2) On June 29, 1998, Hartford Life Capital I, a special purpose Delaware trust formed by the Company, issued 10,000,000 7.2% Trust Preferred Securities, Series A ("Series A Preferred Securities"). The proceeds from the sale of the Series A Preferred Securities were used to acquire $250 of 7.2% Series A Junior Subordinated Deferrable Interest Debentures issued by the Company.

                      HARTFORD LIFE, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN MILLIONS, EXCEPT FOR RATIOS)

                                                  FOR THE THREE MONTHS    FOR THE YEAR ENDED
                                                    ENDED MARCH 31,          DECEMBER 31,
                                                  --------------------    ------------------
                                                  2000           1999     1999          1998
                                                  ----           ----     ----          ----
Earnings........................................  $220           $157     $686          $585

Add:
Fixed charges
  Interest expense..............................    17             17       67            58
  Interest factor attributable to rentals.......     3              3       11            10
  Total fixed charges...........................    20             20       78            68

Earnings, as defined............................  $240           $177     $764          $653

Fixed charges
  Fixed charges above...........................  $ 20           $ 20     $ 78          $ 68
  Dividends on subsidiary preferred stock.......    --             --       --            --

Total fixed charges and preferred dividend
  requirements..................................  $ 20           $ 20     $ 78          $ 68

Ratios
  Earnings, as defined, to total fixed
     charges....................................  12.0            8.9      9.8           9.6
  Earnings, as defined, to total fixed charges
     and preferred dividend requirements........  12.0            8.9      9.8           9.6

     Company Projections. In October 1999, the Company prepared an operating plan for fiscal year 2000 (the "Plan"). On March 30, 2000, management of the Company presented a set of forecasted financial information for fiscal year 2000 (the "Forecast") to Parent in connection with Parent's review and evaluation of the Company and the ensuing negotiations of the Merger Agreement. Copies of the Forecast were also provided by the Company to the Company Board and the Special Committee and its financial advisors. The Company has advised Parent that it does not as a matter of course make public forecasts as to earnings and that the Forecast was prepared for internal purposes and not with a view to dissemination to the public. The Forecast does not reflect (i) the Company's actual performance, (ii) changes in the Company's business, in the financial markets or in the economy in general, or (iii) prospective changes in the Company's business, in the financial markets or in the economy in general resulting from events which have occurred, in each case, since the date the Forecast was prepared. The Forecast was not prepared with a view to complying with the published guidelines of the SEC regarding projections or with the AICPA Guide for Prospective Financial Statements. The information is included in this Offer to Purchase only because it was furnished to Parent, the Company Board and the Special Committee. The independent public accountants of the Company have neither examined nor compiled the Forecast and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The reports of such independent public accountants on the financial statements of the Company incorporated by reference in the Offer to Purchase relate to the historical financial information of the Company and do not extend to the following financial information and should not be read to do so.

     The Plan reflects net income of $525 million, basic earnings per share of $3.75 and diluted earnings per share of $3.74 for fiscal year 2000, while the Forecast anticipates net income of $608 million, basic earnings per share of $4.34 and diluted earnings per share of $4.34 for the fiscal year 2000.

     None of the Company, Parent or Purchaser intends to update or otherwise revise the foregoing Forecast to reflect circumstances existing after the date the forecasts were prepared or to reflect the occurrence of unanticipated events.

     THE COMPANY FORECAST SET FORTH ABOVE SHOULD BE CONSIDERED "FORWARD LOOKING INFORMATION" AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. IT IS NOT POSSIBLE TO PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE FORECAST WILL BE VALID AND PARENT AND THE COMPANY CAUTION INVESTORS THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE, AND ACTUAL RESULTS MAY DIFFER MATERIALLY. INVESTORS SHOULD CONSIDER THE RISKS AND UNCERTAINTIES IN THE COMPANY'S BUSINESS THAT MAY AFFECT FUTURE PERFORMANCE AND THAT ARE DISCUSSED IN READILY AVAILABLE DOCUMENTS, INCLUDING THE COMPANY'S ANNUAL REPORT AND OTHER DOCUMENTS FILED WITH THE SEC. THESE UNCERTAINTIES INCLUDE THE POTENTIAL EFFECTS OF THE OFFER AND THE MERGER, THE POSSIBILITY OF GENERAL ECONOMIC, BUSINESS AND LEGISLATIVE CONDITIONS THAT ARE LESS FAVORABLE THAN ANTICIPATED, CHANGES IN INTEREST RATES OR THE STOCK MARKETS AND STRONGER THAN ANTICIPATED COMPETITIVE ACTIVITY. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, THE COMPANY OR ANYONE ELSE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF PARENT, THE COMPANY OR ANY OF OUR RESPECTIVE REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, OR COMPLETENESS OF THE FORECAST, AND THE COMPANY HAS MADE NO REPRESENTATION TO PARENT REGARDING SUCH INFORMATION.

     The Shares are registered under the Exchange Act. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the SEC's customary fees. Certain reports and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     8. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER

     Parent. The Hartford Financial Services Group, Inc., a Delaware corporation, is one of the nation's largest insurance and financial services companies, with 1999 revenues of $13.5 billion. As of March 31, 2000, The Hartford had assets of $172.4 billion and shareholders' equity of $5.7 billion. The Hartford is a leading provider of investment products, life insurance and employee benefits; automobile and homeowners products; commercial property and casualty insurance and reinsurance.

     Purchaser. Hartford Fire Insurance Company, a Connecticut corporation, is a wholly owned subsidiary of Parent.

     As of the date hereof, Purchaser owns 114,000,000 shares of the Company's Class B Common Stock which are immediately convertible at the option of Parent into 114,000,000 Shares, and represent approximately 81.5% of the outstanding common stock of the Company and approximately 95.6% of the voting power thereof.

     9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Purchaser to consummate the Offer and the Merger is estimated to be approximately $1.3 billion. The estimated fees and expenses to be incurred in connection with the Offer and the Merger and paid by Parent are as follows:

Financial Advisors' Fees....................................  $10,500,000
Legal, Accounting and Other Professional Fees...............    2,330,000
Printing, Tender Solicitation and Mailing Costs.............      648,000
SEC Filing Fees.............................................      261,000
Miscellaneous...............................................      110,000
                                                              -----------
     Total..................................................  $13,849,000
                                                              ===========

     Purchaser will obtain such funds from Parent who will obtain such funds from commercial paper facilities or other debt financings and internally generated funds of Parent and its subsidiaries. Parent will likely refinance any short-term debt financings with the proceeds from long-term debt financings and with funds from other sources. The Offer is not conditioned on any financing arrangements.

     10. CERTAIN EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES

     Effect on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotations. The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the NYSE.

     According to the NYSE's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 600,000, the number of holders of round lots of Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months) or the aggregate market value of such publicly held Shares falls below $8,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing, the listing of the Shares might be discontinued and, in such event, the market for the Shares could be adversely affected. In the event the Shares were no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Margin Securities. The Shares are currently "margin securities" as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NYSE reporting. Parent currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer if the requirements for termination of registration are met. Notwithstanding the foregoing, pursuant to an indenture governing certain of its trust preferred securities, the Company will be required to remain a reporting company for purposes of the Exchange Act.

     11. FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Goldman, Sachs & Co. is acting as Dealer Managers in connection with the Offer and has provided certain financial advisory services to Parent and Purchaser in connection with the Offer and the Merger. Parent and Purchaser have agreed to reimburse Goldman, Sachs & Co. for all reasonable out-of-pocket expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnify Goldman, Sachs & Co. against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     Parent and Purchaser have retained Georgeson Shareholder Communications Inc. as the Information Agent, and The Bank of New York as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent in connection with the Offer, Georgeson Shareholder Communications Inc. will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Parent and Purchaser will pay the Depositary reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Parent and Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

12. CERTAIN CONDITIONS TO THE OFFER

     Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless Parent, Purchaser and the Company shall have obtained all insurance regulatory approvals necessary to consummate the Offer and the Merger. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to commence the Offer, accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of the Merger Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

          (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other transaction contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Offer, the Merger or any other transaction contemplated by the Merger Agreement, (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries or (v) which otherwise is reasonably likely to have a material adverse effect on the Company, on the ability of the Company to perform its obligations under the Merger Agreement or on the ability of the Company to consummate the Merger and the other transactions contemplated by the Merger Agreement (a "Company Material Adverse Effect");

          (b) any statute, rule, regulation, legislation, judgment, order or injunction shall be threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any other transaction contemplated by the Merger Agreement, in each of the cases of clause (i) and (ii), by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc. or The Nasdaq Stock Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) any suspension of, or material limitation on, the markets for United States currency exchange rates, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that would reasonably be expected to materially adversely affect, the extension of credit by United States banks or other United States lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States that would reasonably be expected to have a material adverse effect on bank syndication or the financial markets in the United States or (vi) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof;

          (d) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger or failed to recommend to the Company's stockholders that they accept the Offer and give the requisite vote by the stockholders of the Company to approve and adopt the Merger;

          (e) any representation and warranty of the Company in the Merger Agreement shall not be true and correct in any material respect as of such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date), other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, the representations and warranties of the Company shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach results or may result in a Company Material Adverse Effect);

          (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant, of the Company required to be performed or complied with by it under the Merger Agreement; or

          (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole and reasonable judgment of Purchaser or Parent, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent or may be waived by Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

13.  CERTAIN LEGAL MATTERS

     General. Except as described in this Section 13, based on a review of publicly available filings by the Company with the SEC and a review of certain information furnished by the Company to Parent and Purchaser and discussions of representatives of Parent and Purchaser with representatives of the Company, Parent and Purchaser are not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "--State Takeover Laws." While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser may decline to accept for payment or pay for any Shares tendered.

     State Insurance Approvals. State insurance regulatory approvals and filings will be obtained and made, if necessary, prior to the consummation of the Offer and the Merger. Parent and the Company do not expect that this process will delay the consummation of the Offer and the Merger.

     State Takeover Laws. The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In Edgar v. Mite Corp., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. As a result of approvals by the Company Board, the constraints of Section 203 do not apply to the Merger.

     The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Neither Parent nor Purchaser has determined whether any of these state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither Parent nor Purchaser has presently sought to comply with any state takeover statute or regulation. Parent and Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Parent or Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "THE TENDER
OFFER -- Section 12. Certain Conditions to the Offer."

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements because Parent currently owns in excess of 50% of the Company's issued and outstanding common stock.

     Litigation. On March 31, 2000, five lawsuits seeking class action status were filed in the Delaware Court of Chancery by purported stockholders of the Company against Parent, the Company and the Company Board. On April 3, 2000, an additional lawsuit seeking class action status was filed in the Delaware Court of Chancery against the same defendants. The lawsuits alleged, among other things, that Parent's initial offer of $44.00 per Share was inadequate and grossly unfair, that Parent was trying to take advantage of the alleged fact that the market price of the Company Common Stock did not fully reflect the true value of the Company, that Parent timed the announcement of its proposal to place an artificial lid on the market price of the Company

Common Stock, that Parent was violating its duties as a majority stockholder of the Company, that Parent was engaging in coercive conduct and that the individual defendants had breached and would continue to breach their fiduciary duties to the members of the purported class. The complaints sought, among other things, orders preliminarily and permanently enjoining the defendants from proceeding with the proposed transaction, an order rescinding and setting aside the transaction or awarding rescissory damages in the event the proposed transaction is consummated, damages and attorneys' fees and expenses.

     On May 17, 2000, an agreement in principle was reached providing for a settlement of all the actions and a full release by all class members and named plaintiffs of all claims that were or could have been brought concerning the proposed transaction, and a memorandum of understanding reflecting the agreement in principle was executed by all parties. The Memorandum of Understanding, among other things, recited that as a result of the increase in the consideration to be paid by Parent from $44 per Share to $50.50 per Share following negotiations with the Special Committee and counsel for the stockholders in the stockholder actions, the proposed transaction constitutes fair, adequate and reasonable consideration for the settlement of all claims which were brought or would have been brought by plaintiffs in the stockholder actions. The settlement is subject to the execution of a definitive stipulation of settlement, consummation of the proposed transaction at the increased price of $50.50 per Share and approval by the Court after notice to members of the proposed settlement class.

14.  MISCELLANEOUS

     The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act (the "Exchange Act Rules"), furnishing certain additional information with respect to the Offer which includes the information required by
Schedule 13E-3. In addition, the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act Rules setting forth its recommendation with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in "THE TENDER OFFER--Section 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the SEC).

                                          Hartford Fire Insurance Company

May 24, 2000

                                   SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                 OFFICERS OF PARENT, PURCHASER AND THE COMPANY

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is The Hartford Financial Services Group, Inc., Hartford Plaza, Hartford, CT 06115, Telephone: (860) 547-5000. Unless otherwise indicated, each such person is a citizen of the United States.

A.  DIRECTORS

 NAMES, CITIZENSHIP AND           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
CURRENT BUSINESS ADDRESS       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------       --------------------------------------------------
Bette B. Anderson...      Director since 1995. Served as President of Kelly, Anderson
                          & Associates, Inc., a Washington based management firm, from
                          January 1, 1991 until January 1996 when she became Vice
                          Chairperson; Undersecretary of the Treasury from 1977 to
                          1981.
Rand V. Araskog.....      Director since 1985. Executive officer of ITT Corporation
  125 Worth Avenue        ("ITT") until ITT split into three separate public companies
  Suite 300               in a spin-off transaction that occurred effective December
  Palm Beach, FL 33480    19, 1995 (the "ITT Spin-Off"); Chief Executive Officer of
                          ITT since 1979, Chairman since 1980 and President since
                          March 1991. After the ITT Spin-Off, Mr. Araskog became
                          Chairman and Chief Executive of the new ITT Corporation,
                          formerly an ITT subsidiary called ITT Destinations, Inc.,
                          until his retirement in February 1998.
Ramani Ayer.........      Director since 1991. Chairman, President and Chief Executive
                          Officer of Parent since February 1, 1997; Executive Vice
                          President of Parent from the ITT Spin-Off in December 1995 until February 1997; President of Hartford Fire,
                          1991 -- April 2000. Also serves as Chairman of Hartford Life and as a director of Hartford Fire.
Dina Dublon.........      Director effective December 16, 1999. Executive Vice
  Chase Manhattan Bank    President and Chief Financial Officer of The Chase Manhattan
  270 Park Avenue         Corporation since December 1998. Prior to assuming this
  9th Floor               position, Ms. Dublon served for seventeen years at Chase and
  New York, NY 10017      Chemical Bank, prior to its merger with Chase, in positions of increasing responsibility, most recently as corporate
                          treasurer in 1994.
Donald R. Frahm.....      Director since 1985. Served as Chairman, President and Chief
                          Executive Officer of Parent from April 1988 until his
                          retirement on January 31, 1997. Mr. Frahm is a director of
                          Hartford Life.

 NAMES, CITIZENSHIP AND           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
CURRENT BUSINESS ADDRESS       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------       --------------------------------------------------
Paul G. Kirk, Jr. ...     Director since 1995. He became a partner in the law firm of
  Sullivan & Worcester    Sullivan & Worcester LLP in 1977 and is presently of counsel
  LLP                     to the firm. Following his resignation in 1989 as Chairman
  One Post Office Square  of the Democratic Party of the United States, he returned to
  Boston, MA 02109        Sullivan & Worcester LLP as a partner in general corporate practice at the firm's Boston and Washington offices. Mr.
                          Kirk is a director of Hartford Life.
Robert W. Selander...     Director since 1998. President and Chief Executive Officer
  MasterCard              of MasterCard International since May 1997. For three years
  International           prior to that, Mr. Selander was an Executive Vice President
  2000 Purchase Street    of MasterCard International and President of MasterCard's
  Purchase, NY 10577      Europe, Middle East/Africa and Canada regions. Mr. Selander is a director of Hartford Life.
Lowndes A. Smith....      Director of Parent since 1991. He became Vice Chairman of
                          Parent on February 1, 1997 and is President and Chief
                          Executive Officer of Hartford Life. He has been responsible for the International Operations of Parent since December 1,
                          1998. He served as an Executive Vice President of Parent
                          since the ITT Spin-Off in December 1995 until his
                          appointment as Vice Chairman and served as President and
                          Chief Operating Officer of Parent's life insurance companies since 1989. Mr. Smith is a director of Hartford Life and
                          Hartford Fire.
H. Patrick Swygert,       Director since 1996. President of Howard University,
  President.........
  Howard University       Washington, D.C., since August 1995. Prior to that, he was
  M.W. Johnson Admin.     President of the University at Albany, State University of
  Bldg.                   New York, since 1990. He is a director of Hartford Life.
  2400 6th St. -- Suite
  402
  Washington, DC 20059
Gordon I. Ulmer.....      Director since 1995. He is former Chairman and Chief
                          Executive Officer of the former Connecticut Bank and Trust
                          Company ("CBT") and retired President of the former Bank of
                          New England Corporation, the former holding company of CBT
                          ("BNEC"). He joined CBT in 1957 and was elected President
                          and a director in 1980 and Chairman and Chief Executive
                          Officer in 1985. In 1988 he was elected President of BNEC, and retired as President in December 1990. Mr. Ulmer serves as a director of Hartford Life.
David K. Zwiener....      Director since 1997. President and COO of Property-Casualty
                          Operations since April 2000, and Executive Vice President
                          and Chief Financial Officer of Parent since August 1995. He previously served as Executive Vice President and Chief
                          Financial Officer of ITT Financial Corporation from March
                          1993 until February 1995. He also is a director of Hartford
                          Life and Hartford Fire.

B.  EXECUTIVE OFFICERS

NAME, CITIZENSHIP AND                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
CURRENT BUSINESS ADDRESS                       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------                       --------------------------------------------------
Brenda J. Furlong.........................  Chief Investment Officer of Parent and President of
                                            Hartford Investment Management Company (HIMCO), a wholly
                                            owned subsidiary of Parent, since October 1999; Senior
                                            Vice President, Capital Planning and Development,
                                            1996-1999; prior to joining Parent in 1996, Vice
                                            President and Treasurer of ITT Sheraton Corp.
John N. Giamalis..........................  Senior Vice President and Controller; joined Parent in
                                            1997, holding positions of Corporate Controller and
                                            Director, Financial Reporting and Analysis; Deputy
                                            Controller, mid-1998; previously, he held senior
                                            financial positions in the insurance and technology
                                            industries.
Randall I. Kiviat.........................  Group Senior Vice President of Human Resources since
                                            June 1999; Vice President of Human Resources Services,
                                            1993-1999.
Edward L. Morgan..........................  Group Senior Vice President, Corporate Relations and
                                            Government Affairs since 1998; Senior Vice President,
                                            Corporate Relations and Government Affairs 1993-1998.
Michael S. Wilder.........................  Group Senior Vice President and General Counsel 1995;
                                            became Senior Vice President in 1987 and General Counsel
                                            in 1975. He is a director of Hartford Fire.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Hartford Fire. Unless otherwise indicated, the current business address of each person is Hartford Fire Insurance Company, Hartford Plaza, Hartford, CT 06115,
Telephone: (860) 547-5000. Unless otherwise indicated, each such person is a citizen of the United States.

A.  DIRECTORS

          NAMES, CITIZENSHIP AND                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
         CURRENT BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
         ------------------------              --------------------------------------------------
Ramani Ayer...............................  Director since 1991. Chairman and Chief Executive
                                            Officer of Hartford Fire since April 2000; Chairman,
                                            President and CEO, February 1, 1997 through April 2000;
                                            President of Hartford Fire 1991 -- April 2000. Also
                                            serves as Chairman of Hartford Life and of Parent,
John N. Giamalis..........................  Director since 1998. Senior Vice President and
                                            Controller of Hartford Fire since 1998; Senior Vice
                                            President and Controller of Parent; joined Parent in
                                            1997, holding positions of Corporate Controller and
                                            Director, Financial Reporting and Analysis; Deputy
                                            Controller, mid-1998; previously, he held senior
                                            financial positions in the insurance and technology
                                            industries.
Stephen J. Hasenmiller....................  Director since December 9, 1999. President, Personal
                                            Lines, 1988 through present.

          NAMES, CITIZENSHIP AND                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
         CURRENT BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
         ------------------------              --------------------------------------------------
Charles M. O'Halloran.....................  Director since 1996. Senior Vice President and Corporate
                                            Secretary of Hartford Fire since 1998; Sr. Associate
                                            General Counsel, Director of Corporate Law 1994 through
                                            present.
Robert W. Paiano..........................  Director since December 9, 1999. Senior Vice President and Chief Investment Officer since December 1999; Senior
                                            Vice President, Corporate Finance & Investments of
                                            Parent 1996 through present; Vice President, First
                                            Interstate Bancorp, Los Angeles, CA 1994-1996.
Richard J. Quagliaroli....................  Director since December 9, 1999. President, Commercial
                                            Lines, September 1, 1998 through present; Division
                                            Manager, September 1994-1999.
David R. Robb.............................  Director since 1998. President, Reinsurance December
                                            1998 through present; Vice President 1994 -- December
                                            1998.
Lowndes A. Smith..........................  Director since 1989. He is also a director of Hartford
                                            Life and Parent.
Michael S. Wilder.........................  Director since 1996. Group Senior Vice President and
                                            General Counsel since 1998; Group Senior Vice President
                                            and General Counsel of Parent since 1995.
David K. Zwiener..........................  Director since 1996. President and COO of Property-
                                            Casualty Operations since April 2000, and Executive Vice
                                            President and Chief Financial Officer of Parent since
                                            August 1995. He previously served as Executive Vice
                                            President and Chief Financial Officer of ITT Financial
                                            Corporation from March 1993 until February 1995. He also
                                            is a director of Hartford Life and Parent.

B.  EXECUTIVE OFFICERS

          NAMES, CITIZENSHIP AND                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
         CURRENT BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
         ------------------------              --------------------------------------------------
Ramani Ayer...............................  Director since 1991. Chairman and Chief Executive
                                            Officer of Hartford Fire since April 2000; Chairman,
                                            President and CEO, February 1, 1997 through April 2000;
                                            President of Hartford Fire 1991 -- April 2000. Also
                                            serves as Chairman of Hartford Life and of Parent.
Stephen J. Hasenmiller....................  Director since December 9, 1999. President, Personal
                                            Lines, 1988 through present.
Robert W. Paiano..........................  Director since December 9, 1999. Senior Vice President and Chief Investment Officer since December 1999; Senior
                                            Vice President, Corporate Finance & Investments of
                                            Parent 1996 through present; Vice President, First
                                            Interstate Bancorp, Los Angeles, CA 1994-1996.
Richard J. Quagliaroli....................  Director since December 9, 1999. President, Commercial
                                            Lines, September 1, 1998 through present; Division
                                            Manager, September 1994-1999.

          NAMES, CITIZENSHIP AND                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
         CURRENT BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
         ------------------------              --------------------------------------------------
David R. Robb.............................  Director since 1998. President, Reinsurance December
                                            1998 through present; Vice President 1994 -- December
                                            1998.
David K. Zwiener..........................  Director since 1996. President and COO of Property-
                                            Casualty Operations since April 2000, and Executive Vice
                                            President and Chief Financial Officer of Parent since
                                            August 1995. He previously served as Executive Vice
                                            President and Chief Financial Officer of ITT Financial
                                            Corporation from March 1993 until February 1995. He also
                                            is a director of Hartford Life and Parent.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Company. Unless otherwise indicated, the current business address of each person is Hartford Life, Inc., 200 Hopmeadow Street, Simsbury, CT 06089, Telephone:
(860) 525-8555. Unless otherwise indicated, each such person is a citizen of the United States.

A.  DIRECTORS

 NAMES, CITIZENSHIP AND           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
CURRENT BUSINESS ADDRESS       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------       --------------------------------------------------
Ramani Ayer.........      Chairman since 1997. Chairman, President and Chief Executive
                          Officer of Parent since February 1, 1997; Executive Vice
                          President of Parent since the ITT Corporation Spin-Off in
                          December 1995; President of Hartford Fire from 1991 -- April
                          2000. Also serves as a director of Hartford Fire.
Gail Deegan.........      Director since 1997. She has been Executive Vice President and Chief Financial Officer of Houghton Mifflin Company
                          since 1996. Prior to that, Ms. Deegan was Senior Vice
                          President -- Regulatory and Government Affairs of NYNEX.
                          From 1991-1994 she was Vice President and Chief Financial
                          Officer of New England Telephone Company.
Donald R. Frahm.....      Director since 1997. Chairman, President and Chief Executive
                          Officer of Parent from April 1988 until his retirement on
                          January 31, 1997. He is also a director of Parent.
Paul G. Kirk, Jr. ...     Director since 1997. He became a partner in the law firm
  Sullivan & Worcester    of Sullivan & Worcester LLP in 1977 and is presently of
  LLP                     counsel to the firm. Mr. Kirk is also a director of Parent.
  One Post Office Square
  Boston, Massachusetts
  02109

 NAMES, CITIZENSHIP AND           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
CURRENT BUSINESS ADDRESS       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------       --------------------------------------------------
Thomas M. Marra.....      Director since 1998. On March 20, 2000, Mr. Marra was
                          promoted to Chief Operating Officer of the Company and also named President of the Company's life insurance
                          subsidiaries; prior to this he was Executive Vice President and Director of the Investment Products Division, and also oversaw the Individual Life Division. Prior to that, he was
                          Director of the Individual Life and Annuities Division of
                          the Company. He was elected Senior Vice President in 1994
                          and Executive Vice President in 1996.
Robert E. Patricelli...   Director since 1997. Since 1997 he has been Chairman and
                          Chief Executive Officer of Women's Health USA, Inc., and
                          since 1999 has been Chairman of GoToMyDoc, Inc., an Internet health care company; prior to that, he was founder and
                          Chairman, President and Chief Executive Officer of Value
                          Health, Inc., a provider of specialty managed care and
                          health care information services from 1987-1997.
Robert W. Selander...     Director since 1999. President and Chief Executive Officer
  MasterCard              of MasterCard International since May 1997. For three years
  International           prior to that, Mr. Selander was an Executive Vice President
  2000 Purchase Street    of MasterCard International and President of MasterCard's
  Purchase, NY 10577      Europe, Middle East/Africa and Canada regions. He is a
                          director of Parent.
Lowndes A. Smith....      President and Chief Executive Officer of the Company in
                          connection with the Company's initial public offering of
                          Class A Common Stock that was completed in May 1997 (the
                          "Hartford Life IPO"), and became Vice Chairman of Parent on
                          February 1, 1997. Effective December 1, 1998, Mr. Smith also became responsible for the International Operations of
                          Parent. He served as an Executive Vice President of Parent since the ITT Spin-Off until his appointment as Vice
                          Chairman. He has also served as President and Chief
                          Operating Officer of Parent's life insurance companies since
                          1989. Mr. Smith is a director of Parent and Hartford Fire.
H. Patrick Swygert,       Director since 1997. President of Howard University,
  President.........
  Howard University       Washington, D.C., since August 1995. Prior to that, he was
  M.W. Johnson Admin.     President of the University at Albany, State University of
  Bldg.                   New York, since 1990. He is a director of Parent.
  2400 6th St. -- Suite
  402
  Washington, DC 20059
Gordon I. Ulmer.....      Director since 1997. He is former Chairman and Chief
                          Executive Officer of the former Connecticut Bank and Trust
                          Company ("CBT") and retired President of the former Bank of
                          New England Corporation, the former holding company of CBT
                          ("BNEC"). He joined CBT in 1957 and was elected President
                          and a director in 1980 and Chairman and Chief Executive
                          Officer in 1985. In 1988 he was elected President of BNEC, and retired as President in December 1990. Mr. Ulmer also
                          serves as a director of Parent.

 NAMES, CITIZENSHIP AND           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
CURRENT BUSINESS ADDRESS       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------       --------------------------------------------------
David K. Zwiener....      Director since 1997. President and Chief Operating Officer of Property-Casualty Operations of Parent since April 2000, and Executive Vice President and Chief Financial Officer
                          since August 1995; Executive Vice President and Chief
                          Financial Officer of ITT Financial Corporation from March
                          1993 until February 1995. He is also a director of Parent
                          and Hartford Fire.

B.  EXECUTIVE OFFICERS

          NAMES, CITIZENSHIP AND                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
         CURRENT BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
         ------------------------              --------------------------------------------------
Gregory A. Boyko..........................  Senior Vice President and Director of the Company's
                                            international operations since November 1997; Chief
                                            Financial Officer and Treasurer 1996-1998; Controller
                                            1995-1996.
David T. Foy..............................  Senior Vice President and Chief Financial Officer. Mr.
                                            Foy was appointed to his current position in August 1998
                                            and was given the title of Chief Financial Officer in
                                            October 1999. He joined Hartford Life in 1993 in the
                                            individual annuity product management area and assumed
                                            the position of Director of Strategic Planning in 1995.
                                            He was promoted to Assistant Vice President and Director
                                            of Finance in 1997.
Lynda Godkin..............................  Senior Vice President and General Counsel 1996-Present;
                                            Assistant General Counsel and Director of Hartford
                                            Life's Law Department 1994-1996.
John C. Walters...........................  Joined Hartford Life in April, 2000 as Executive Vice
                                            President and Director of Investment Products.
                                            Previously, Mr. Walters was President of the Financial
                                            Services Group of First Union through its 1998
                                            acquisition of Wheat First Butcher Singer, where he had
                                            been since 1984.
Raymond P. Welnicki.......................  Senior Vice President and heads the Strategic Operations
                                            Unit since February 1999. He served as Senior Vice
                                            President and Director of Employee Benefits from 1994 to
                                            1999.
Lizabeth H. Zlatkus.......................  Executive Vice President and Director of Employee
                                            Benefits since March 2000; Senior Vice President and
                                            Director of Employee Benefits Division 1999 -- March
                                            2000; Senior Vice President and Director of Group Life
                                            and Disability 1997-1999; prior to that, she was Vice
                                            President and Director of Risk Management and Business
                                            Operations.
David M. Znamierowski.....................  Senior Vice President and Chief Investment Officer
                                            October 1999-present; Director of Risk Management
                                            1996-1999; prior to that he held various positions at
                                            Aetna Life & Casualty Company, including Vice President,
                                            Investment Strategy and Policy.

                                  SCHEDULE II

     The following table sets forth transactions in the Company Common Stock during the past 60 days by (i) Parent, its subsidiaries, and their respective directors and executive officers, and (ii) the Company, its subsidiaries, their respective directors and executive officers and any pension, profit-sharing or similar plan of the Company on behalf of any such directors and executive officers. All transactions listed below involved open-market purchases or sales of the Company Common Stock.

                                                                        NUMBER OF
                                                                        SHARES OF
                                                      TRANSACTION     THE COMPANY'S   PRICE PER
NAME OF PARTY                                             DATE        COMMON STOCK    SHARE ($)
-------------                                         -----------     -------------   ---------
1. The Hartford Excess Savings Plan IA.............  March 15, 2000       25.7219     $31.7500
                                                     March 31, 2000       45.4223      46.8750
                                                     April 14, 2000       52.8185      46.9375
                                                     April 28, 2000       50.3384      49.2500
                                                       May 15, 2000       49.8953      49.6875

2. The Hartford Investment and Savings Plan........  March 15, 2000      147.1782     $31.7500
                                                     March 31, 2000       88.5999      46.8750
                                                     April 14, 2000       82.1795      46.9375
                                                     April 28, 2000       78.3207      49.2500
                                                       May 15, 2000       77.6312      49.6875

3. 1997 Hartford Life, Inc. Employee Stock Purchase
  Plan.............................................  March 31, 2000     2017.6688     $35.1688

     The following sets forth information with respect to purchases of the Company Common Stock by the Company, Parent and Purchaser during the past two years.

                                                                                        RANGE OF
                                                        NUMBER OF SHARES               PRICES PAID
                                                           PURCHASED                   PER SHARE**
QUARTER/YEAR                   PURCHASER                 DURING QUARTER             DURING QUARTER($)
------------                   ---------                ----------------            -----------------
Q3 - 1997...............  Hartford Life, Inc.               100,000                $35.3490 - $36.2500

Q1 - 1998...............  Hartford Life, Inc.                70,000                $42.4375 - $48.1250
Q3 - 1998...............  Hartford Life, Inc.               215,000                $44.0000 - $57.9375

Q1 - 1999...............  Hartford Life, Inc.                40,000                $53.0188 - $53.9371
Q2 - 1999...............  Hartford Life, Inc.                30,000                $52.5700 - $54.1354
Q3 - 1999...............  Hartford Life, Inc.                25,000                $51.5134 - $52.6223
Q4 - 1999...............  Hartford Life, Inc.               130,000                $39.1964 - $46.0000

Q1 - 2000...............  Hartford Life, Inc.                40,000                $42.5393 - $43.9330

------------------------
** -- Excluding Commissions

                                    ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 18, 2000

                                     AMONG

                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.,

                        HARTFORD FIRE INSURANCE COMPANY,

                             HLI ACQUISITION, INC.

                                      AND

                              HARTFORD LIFE, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                            ARTICLE I

                     THE OFFER AND THE MERGER
SECTION 1.01.  The Offer....................................    1
SECTION 1.02.  Company Actions..............................    2
SECTION 1.03.  The Merger...................................    3
SECTION 1.04.  Closing......................................    3
SECTION 1.05.  Effective Time...............................    3
SECTION 1.06.  Effects......................................    3
SECTION 1.07.  Certificate of Incorporation and By-laws.....    3
SECTION 1.08.  Directors....................................    4
SECTION 1.09.  Officers.....................................    4

                            ARTICLE II

                EFFECT ON THE CAPITAL STOCK OF THE
        CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.01.  Effect on Capital Stock......................    4
SECTION 2.02.  Exchange of Certificates.....................    5

                           ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 3.01.  Organization, Standing and Power.............    6
SECTION 3.02.  Capital Structure............................    6
SECTION 3.03.  Authority; Execution and Delivery;
  Enforceability............................................    7
SECTION 3.04.  No Conflicts; Consents.......................    8
SECTION 3.05.  SEC Documents................................    8
SECTION 3.06.  Information Supplied.........................    9
SECTION 3.07.  Absence of Certain Changes or Events.........    9
SECTION 3.08.  Opinion of Financial Advisor.................    9
SECTION 3.09.  Brokers......................................    9

                            ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT,
                        SUB AND MERGER SUB
SECTION 4.01.  Organization, Standing and Power.............    9
SECTION 4.02.  Authority; Execution and Delivery;
  Enforceability............................................    9
SECTION 4.03.  No Conflicts; Consents.......................    9
SECTION 4.04.  Information Supplied.........................   10
SECTION 4.05.  Financing....................................   10
SECTION 4.06.  Brokers......................................   10
SECTION 4.07.  Sale of the Company..........................   10

                            ARTICLE V

            COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 5.01.  Conduct of Business..........................   11

                                                              PAGE
                                                              ----
                            ARTICLE VI

                      ADDITIONAL AGREEMENTS
SECTION 6.01.  Preparation of Proxy Statement; Stockholders
  Meeting...................................................   12
SECTION 6.02.  Reasonable Best Efforts; Notification........   13
SECTION 6.03.  Stock Options; Restricted Shares.............   14
SECTION 6.04.  Indemnification..............................   15
SECTION 6.05.  Fees and Expenses............................   16
SECTION 6.06.  Public Announcements.........................   16
SECTION 6.07.  Transfer Taxes...............................   16
SECTION 6.08.  Stockholder Litigation.......................   16
SECTION 6.09.  Contribution of Company Common Stock.........   16
SECTION 6.10.  Compliance of Sub and Merger Sub.............   16

                           ARTICLE VII

                       CONDITIONS PRECEDENT
SECTION 7.01.  Conditions to Each Party's Obligation to
  Effect the Merger.........................................   16

                           ARTICLE VIII

                TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01.  Termination..................................   17
SECTION 8.02.  Effect of Termination........................   17
SECTION 8.03.  Amendment....................................   17
SECTION 8.04.  Extension; Waiver............................   17
SECTION 8.05.  Procedure for Termination, Amendment,
  Extension or Waiver.......................................   18

                            ARTICLE IX

                        GENERAL PROVISIONS
SECTION 9.01.  Nonsurvival of Representations and
  Warranties................................................   18
SECTION 9.02.  Notices......................................   18
SECTION 9.03.  Definitions..................................   18
SECTION 9.04.  Interpretation...............................   19
SECTION 9.05.  Severability.................................   19
SECTION 9.06.  Counterparts.................................   19
SECTION 9.07.  Entire Agreement; No Third-Party
  Beneficiaries.............................................   19
SECTION 9.08.  Governing Law................................   19
SECTION 9.09.  Assignment...................................   19
Schedule 3.02(a)
Schedule 3.04(a)
Exhibit A -- Conditions of the Offer

     AGREEMENT AND PLAN OF MERGER dated as of May 18, 2000, among THE HARTFORD FINANCIAL SERVICES GROUP, INC., a Delaware corporation ("Parent"), HARTFORD FIRE INSURANCE COMPANY, a Connecticut corporation, and a wholly owned subsidiary of Parent ("Sub"), HLI ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of Sub ("Merger Sub"), and HARTFORD LIFE, INC., a Delaware corporation (the "Company").

     WHEREAS, Parent indirectly owns 100% of the Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock"), which represents approximately 81% of the outstanding shares of common stock of the Company;

     WHEREAS, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of Class A Common Stock, par value $.01 per share, of the Company (the "Company Common Stock"), at a price per share of Company Common Stock of $50.50, net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Board of Directors of the Company (the "Company Board"), based on the unanimous recommendation of a special committee of independent directors of the Company (the "Special Committee"), has (i) determined that each of the Offer and the merger of Merger Sub (as hereinafter defined) with and into the Company, with the Company as the surviving corporation (the "Merger"), is fair to and in the best interests of the stockholders of the Company (other than Parent, Sub or Merger Sub), (ii) resolved to approve the Offer, the Merger and this Agreement and the transactions contemplated hereby and (iii) recommended acceptance of the Offer and, if applicable, adoption of this Agreement by such stockholders of the Company, subject to the terms and conditions set forth herein; and

     WHEREAS, Parent, Sub, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                            THE OFFER AND THE MERGER

     SECTION 1.01. The Offer. (a) Subject to the conditions of this Agreement, as promptly as practicable after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). The obligations of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A. The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Securities Exchange Act of 1934 (the "Exchange Act")). Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company (expressed in a resolution adopted by both the Special Committee and the Company Board), Sub shall not (i) reduce the price per share of Company Common Stock or change the form of consideration to be paid pursuant to the Offer, (ii) add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A in any manner adverse to the holders of Company Common Stock or (iii) otherwise amend the Offer in any manner materially adverse to the holders of Company Common Stock. The Company agrees that no Company Common Stock held by the Company or any of its subsidiaries will be tendered pursuant to the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Sub's obligation to purchase shares of Company Common Stock are not satisfied, until such time as such conditions are satisfied or waived, (ii) extend the Offer for a period of not more than 10 business days beyond the initial expiration date of the Offer, if on the date of such extension less than 90% (including such numbers of shares of Company Common Stock as may be issued upon conversion of the shares of Class B Common Stock) of the outstanding shares of Company Common Stock have been validly tendered and not properly withdrawn pursuant to the Offer, (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iv) extend the Offer for any reason for a period of not more than 5 business days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence. In addition, Sub may make available a "subsequent offering period", in accordance with Rule 14d-11 of the SEC, of not greater than 20 business days. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

     (b) On the date of commencement of the Offer, Sub shall file with the SEC
(i) a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain, among other things, an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"); and (ii) together with Parent and the Company, a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Offer which shall be filed as a part of the Schedule TO. The Offer Documents shall comply in all material respects with the provisions of the Exchange Act, assuming the accuracy of the information provided for inclusion therein by the Company. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and the Offer Documents as so amended or supplemented to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule TO prior to its initial filing with the SEC. Parent and Sub shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents or the Schedule 13E-3 promptly after the receipt of such comments.

     (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

     SECTION 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

     (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") describing the recommendations referred to in
Section 3.03(b) and shall mail the Schedule 14D-9 to the holders of Company Common Stock. Neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, such recommendations or any related approval, unless prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, the Company Board, based on the recommendation of the Special Committee, determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law. The Schedule 14D-9 shall comply in all material respects with the provisions of the Exchange Act, assuming the accuracy of the information provided for inclusion therein by Parent and Sub. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the

Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 prior to its initial filing with the SEC. The Company shall provide Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

     (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders.

     SECTION 1.03. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.05). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). At the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     SECTION 1.04. Closing. The closing (the "Closing") of the Merger shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all applicable parties) of the conditions set forth in Article VII, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

     SECTION 1.05. Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date or as soon as practicable thereafter shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger or certificate of ownership and merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 1.06. Effects. The Merger shall have the effects set forth in the DGCL.

     SECTION 1.07. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time so as to read in its entirety as the Certificate of Incorporation of Merger Sub at the Effective Time and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

     (b) The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time so as to read in its entirety as the By-laws of Merger Sub at the Effective Time and, as so amended, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

     SECTION 1.08. Directors. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.09. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE II

                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock, Class B Common Stock or any shares of capital stock of Merger Sub:

          (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and Class B Common Stock that is owned (or held in the treasury) by the Company or any wholly owned subsidiary of the Company, Parent, Sub or Merger Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Common Stock. (1) Subject to Sections 2.01(b), 2.01(d) and 6.03, each issued and outstanding share of Company Common Stock shall be converted into the right to receive the highest price per share of Company Common Stock paid pursuant to the Offer in cash (without interest).

          (2) The cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to collectively as the "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable with respect to such shares upon surrender of such certificate in accordance with Section 2.02, without interest.

          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares ("Appraisal Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand, and who properly demands, appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration (but without interest thereon) as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

     SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates which immediately prior to the Effective Time represented Company Common Stock. Immediately prior to the Effective Time, Parent shall deposit or shall cause to be deposited with or for the account of the Paying Agent, for the benefit of the holders of shares of Company Common Stock converted into the right to receive cash, an amount in cash equal to the aggregate Merger Consideration payable pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to
Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Paying Agent as promptly as practicable following the surrender of a Certificate, the related letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

     (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective

Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
Article II.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of shares of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

     (e) No Liability. None of Parent, Sub, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

     (g) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, or under any provision of state, local or foreign tax Law.

     (h) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate shall also deliver a reasonable indemnity against any claim that may be made against Parent, Sub, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificate pursuant to the terms hereof.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent, Sub and Merger Sub as follows:

     SECTION 3.01. Organization, Standing and Power. The Company and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement (a "Company Material Adverse Effect"). The Company and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary or the failure to so qualify, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.02. Capital Structure. (a) The authorized capital stock of the Company consists of 600,000,000 shares of Company Common Stock, 600,000,000 shares of Class B Common Stock and 50,000,000 shares of preferred stock, par value $.01 per share. As of the close of business on

May 16, 2000, (i) 26,037,634 shares of Company Common Stock (including Company Restricted Shares and Company Restricted Stock Units (as defined in Section 6.03)) and 114,000,000 shares of Class B Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable,
(ii) 101,055 shares of Company Common Stock were held by the Company in its treasury, (iii) no shares of preferred stock were issued or outstanding and (iv) 4,105,546 shares of Company Common Stock were subject to outstanding Company Stock Options (as defined in Section 6.03) and 6,217,005 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (as defined in Section 6.03). During the period from May 16, 2000 to the date of this Agreement, the Company has not issued any shares of capital stock (other than pursuant to the exercise of Company Stock Options) or Company Stock Options. Except as set forth on Schedule 3.02(a) and as set forth above and except for this Agreement and the transactions contemplated hereby (including any conversion of Class B Common Stock contemplated by Section 6.01(b) or otherwise) there are not now, and at the Effective Time there will not be, any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts (as defined in Section 3.04), arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or of any of its subsidiaries, (ii) obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries (other than pursuant to the conversion of Class B Common Stock into Company Common Stock).

     (b) Except for this Agreement and the transactions contemplated hereby, there are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understanding to which the Company or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or any of its subsidiaries.

     SECTION 3.03. Authority; Execution and Delivery; Enforceability. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the adoption of this Agreement by the requisite vote of the stockholders of the Company (the "Company Stockholder Approval"), to the extent required by applicable Law. The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by each of Parent, Sub and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

     (b) The Company Board, at a meeting duly called and held, acting on the unanimous recommendation of the Special Committee, duly and unanimously adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the stockholders of the Company (other than Parent, Sub or Merger Sub), (iii) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, (iv) recommending that the Company's stockholders adopt this Agreement and (v) declaring that this Agreement is advisable.

     SECTION 3.04. No Conflicts; Consents. (a) Except as set forth on Schedule 3.04(a), the execution and delivery by the Company of this Agreement do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Company's Restated Certificate of Incorporation (the "Company Charter"), the Company's By-laws (the "Company By-laws") or the comparable charter or organizational documents of any of the Company's subsidiaries, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in
Section 3.04(b), any judgment, order or decree ("Judgment") or statute, law, ordinance, rule or regulation ("Law") applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) (A) in respect of any applicable requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), (B) the filing and recordation of appropriate merger and similar documents as required by the DGCL, and (C) any insurance regulatory approvals necessary to consummate the transactions contemplated hereby, and (ii) where the failure to obtain such Consents or to make such registrations, declarations or filings or to obtain such permits, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.05. SEC Documents. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 1999 (the "SEC Documents"). As of its respective date, each SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as set forth in the Filed SEC Documents (as defined in Section 3.07) and (ii) liabilities incurred in connection with the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the

Company and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.06. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents (including any Schedule 13E-3) or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement (as defined in Section 6.01) and any Schedule 13E-3 will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 3.07. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents"), from the date of the most recent audited financial statements included in the Filed SEC Documents there has not been any material adverse change in the Company.

     SECTION 3.08. Opinion of Financial Advisor. The Special Committee has received the opinion of Salomon Smith Barney Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the holders of shares of Company Common Stock (other than Parent and its subsidiaries) is fair to such holders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

     SECTION 3.09. Brokers. No broker, investment banker, financial advisor or other person, other than Salomon Smith Barney Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF PARENT, SUB AND MERGER SUB

     Parent, Sub and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

     SECTION 4.01. Organization, Standing and Power. Each of Parent, Sub and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

     SECTION 4.02. Authority; Execution and Delivery; Enforceability. Each of Parent, Sub and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by each of Parent, Sub and Merger Sub of this Agreement and the consummation by each of Parent, Sub and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, Sub and Merger Sub. Each of Parent, Sub and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

     SECTION 4.03. No Conflicts; Consents. (a) The execution and delivery by each of Parent, Sub and Merger Sub of this Agreement do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries (other than the Company and its subsidiaries) under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries (other than the Company and its subsidiaries), (ii) any Contract to which Parent or any of its subsidiaries (other than the Company and its subsidiaries) is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.03(b), any Judgment or Law applicable to Parent or any of its subsidiaries (other than the Company and its subsidiaries) or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent, Sub or Merger Sub to perform its obligations under this Agreement or on the ability of Parent, Sub or Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement (a "Parent Material Adverse Effect").

     (b) No Consent of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries (other than the Company and its subsidiaries) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) (A) in respect of any applicable requirements of the Exchange Act or the Securities Act, (B) the filing and recordation of appropriate merger and similar documents as required by the DGCL, and (C) any insurance regulatory approvals necessary to consummate the transactions contemplated hereby and (ii) where the failure to obtain such Consents or to make such registrations, declarations or filings or to obtain such permits, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.04. Information Supplied. None of the information supplied or to be supplied by Parent, Sub or Merger Sub for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement and any Schedule 13E-3 will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.05. Financing. Either Parent, Sub or Merger Sub has or will have available, prior to the expiration of the Offer and through the consummation of the Merger, sufficient funds to enable Parent, Sub and Merger Sub to consummate the Offer, the Merger and the other transactions contemplated hereby and to pay all related expenses.

     SECTION 4.06. Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     SECTION 4.07. Sale of the Company. Neither Parent or Sub nor any of their affiliates has any agreement as of the date of this Agreement to sell all or substantially all of the Company.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. Except for matters expressly permitted by this Agreement, from the date of this Agreement to the Effective Time the Company shall, and shall cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships and goodwill with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, do any of the following:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent and (2) regular cash dividends with respect to the Company Common Stock in accordance with the Company's past dividend policy, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) except as may be required pursuant to the 1997 Hartford Life, Inc. Employee Stock Purchase Plan or The Hartford Investment and Savings Plan, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) except as may be required pursuant to the 1997 Hartford Life, Inc. Employee Stock Purchase Plan or The Hartford Investment and Savings Plan, issue, deliver, sell or grant (A) any shares of its capital stock or
     (B) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case, other than pursuant to any conversion of Class B Common Stock or the exercise of any Company Stock Options;

          (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

          (v) (A) grant to any officer or director of the Company or any of its subsidiaries any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (B) grant to any employee, officer or director of the Company or any of its subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (C) enter into any severance or termination agreement with any such employee, officer or director (other than pursuant to The Hartford Employee Severance Pay Plan consistent with past practice), (D) establish, adopt, enter into or amend, except as required by Law, in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

          (vi) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

          (vii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than (i) to or in the Company or any direct or indirect wholly owned subsidiary of the Company and (ii) in the ordinary course of business consistent with past practice;

          (viii) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred in the ordinary course of business consistent with past practice or (B) cancel any indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value; or

          (ix) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Offer set forth in Exhibit A, or any condition to the Merger set forth in Article VII, not being satisfied.

     (c) Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Preparation of Proxy Statement; Stockholders Meeting. (a) If the adoption of this Agreement by the Company's stockholders is required by Law in order to consummate the Merger, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file with the SEC a proxy statement (the "Proxy Statement") in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy

Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

     (b) If the adoption of this Agreement by the Company's stockholders is required by Law in order to consummate the Merger, the Company shall, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval and neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify such recommendation or related approval, unless the Company Board, based on the recommendation of the Special Committee, determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law. Notwithstanding the foregoing, if Parent, Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL (a "Short-Form Merger"). Sub agrees to convert, after the purchase of shares of Company Common Stock pursuant to the Offer, all shares of Class B Common Stock into Company Common Stock.

     (c) Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer, all other shares of Company Common Stock owned by Parent, Sub or any other subsidiary of Parent and any shares of Class B Common Stock to be voted in favor of the adoption of this Agreement, if applicable.

     SECTION 6.02. Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

     (b) The Company shall give prompt notice to Parent, and Parent, Sub or Merger Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 6.03. Stock Options; Restricted Shares. (a) As soon as practicable following the date of this Agreement, the Board of Directors of Parent (or the appropriate committee thereof) shall take such actions as are necessary to cause Parent to assume the obligations of the Company under the Company Stock Plans and each of the Board of Directors of Parent and the Company Board shall adopt such resolutions or take such other actions as may be required to effect the following:

          (1) adjust the terms of all outstanding Company Stock Options, whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire that number of shares of common stock of Parent ("Parent Common Stock") (rounded to the nearest whole share) and on such terms and conditions as shall be equitably determined, in accordance with the terms of the applicable Company Stock Plans, by the Board of Directors of Parent (or the appropriate committee thereof) to preserve the economic value of such Company Stock Option;

          (2) adjust the terms of all outstanding Company Restricted Shares and Company Restricted Stock Units, whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Restricted Share and each Company Restricted Stock Unit outstanding immediately prior to the Effective Time shall be amended and converted into that number of restricted shares of Parent Common Stock or, in the case of Company Restricted Stock Units, that number of restricted stock units representing shares of Parent Common Stock (in each case, rounded to the nearest whole share) and on such terms and conditions as shall be equitably determined, in accordance with the terms of the applicable Company Stock Plans, by the Board of Directors of Parent (or the appropriate committee thereof) to preserve the economic value of such Company Restricted Share or Company Restricted Stock Unit;

          (3) make such other changes, in accordance with the terms of the applicable Company Stock Plans, to awards under the Company Stock Plans as are appropriate to give effect to the Merger, including in respect of any stock units comprised of phantom stock; and

          (4) except as otherwise contemplated by this Section 6.03 and except to the extent required under the respective terms of the Company Stock Options and the Company Restricted Shares, all restrictions or limitations on transfer and vesting with respect to Company Stock Options and Company Restricted Shares awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options and restricted shares after giving effect to the Offer and the Merger and the assumption by Parent as set forth above.

     (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options and Company Restricted Shares appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and Company Restricted Shares and that such Company Stock Options and Company Restricted Shares and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 6.03(a)). Prior to the Effective Time, Parent shall take all actions as may be reasonably required to cause the acquisition of derivative securities of Parent, as contemplated by this Section 6.03, by any person who is or will become a director or officer of Parent to be eligible for exemption under Rule 16b-3(d) of the SEC.

     (c) In this Agreement:

          "Company Stock Option" means any option to purchase Company Common Stock granted under any Company Stock Plan.

          "Company Restricted Share" means any restricted share of Company Common Stock granted under any Company Stock Plan.

          "Company Restricted Stock Unit" means any restricted stock unit representing a share of Company Common Stock granted, awarded or allocated under any Company Stock Plan.

          "Company Stock Plans" means the 1997 Hartford Life, Inc. Restricted Stock Plan for Non-Employee Directors, the 1997 Hartford Life, Inc. Deferred Restricted Stock Unit Plan, the 1997 Hartford Life, Inc. Incentive Stock Plan, the 1997 Hartford Life, Inc. Employee Stock Purchase Plan and The Hartford Excess Savings Plan IA.

     SECTION 6.04. Indemnification. (a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses to) the current or former directors or officers of the Company or any of its subsidiaries for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company or any of its subsidiaries exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, the certificate or articles of incorporation, by-laws or similar organizational documents of such subsidiaries, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws, the certificate or articles of incorporation, by-laws or similar organizational documents of such subsidiaries, and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

     (b) For a period of six years from and after the Effective Time, Parent or the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent or the Surviving Corporation shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

     (c) From and after the Effective Time, to the fullest extent permitted by Law, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries and any employee of the Company or its subsidiaries who acts as a fiduciary under any Company Benefit Plan (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed)) (collectively, "Losses"), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party's duties as an officer or director or employee of the Company or any of its subsidiaries to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement.

     (d) In the event Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of such party assume the obligations of such party as contemplated by this Section 6.04.

     SECTION 6.05. Fees and Expenses. Except as may otherwise be agreed in writing, all fees and expenses incurred in connection with the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

     SECTION 6.06. Public Announcements. Parent, Sub and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 6.07. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) ("Transfer Taxes") incurred in connection with the transactions contemplated hereby shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any tax returns with respect to such Transfer Taxes.

     SECTION 6.08. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any transaction contemplated hereby; provided, however, that no such settlement shall be agreed to without Parent's consent.

     SECTION 6.09. Contribution of Company Common Stock. Promptly following consummation of the Offer, Sub shall contribute all shares of Company Common Stock purchased in the Offer and all shares of Class B Common Stock to Merger Sub in order to effect the Merger.

     SECTION 6.10. Compliance of Sub and Merger Sub. Parent shall cause each of Sub and Merger Sub to comply with its obligations under this Agreement.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     SECTION 7.01. Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. If required by Law in order to consummate the Merger, the Company shall have obtained the Company Stockholder Approval.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

          (c) Tender. Sub shall have purchased the shares of Company Common Stock pursuant to the Offer.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

          (a) by mutual written consent of Parent, Sub, Merger Sub and the Company Board (as agreed to by the Special Committee) on behalf of the Company;

          (b) by either Parent or the Company Board (as agreed to by the Special Committee) on behalf of the Company:

             (i) if the purchase of the shares of Company Common Stock pursuant to the Offer is not consummated on or before August 16, 2000, unless the failure to consummate the Offer is the result of a breach of this Agreement by the party seeking to terminate this Agreement; or

             (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) by Parent if the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Parent, Sub or Merger Sub, or proposes to withdraw or modify, in a manner adverse to Parent, Sub or Merger Sub, its approval or recommendation of this Agreement, the Offer or the Merger or fails to recommend to the Company's stockholders that they accept the Offer and give the Company Stockholder Approval; or

          (d) by the Company Board on behalf of the Company (as agreed to by the Special Committee) if due to an occurrence or circumstance, not involving a breach by the Company of its obligations hereunder, which would result in a failure to satisfy any of the conditions set forth in Exhibit A hereto or otherwise, Sub shall have terminated the Offer or permitted the Offer to expire without the purchase of shares of Company Common Stock thereunder.

     SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub, or Merger Sub or the Company, other than Section 6.05, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that any amendment pursuant to this Section 8.03 that adversely affects in any material respect the rights of the holders of shares of Company Common Stock shall require the approval of the Special Committee; provided further, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. Subject to the preceding sentence, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement; provided however, that any extension or waiver pursuant to this Section 8.04 that adversely affects the holders of shares of Company Common Stock shall require the approval of the Special Committee. Subject to the preceding sentence, any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section
8.04 shall, in order to be effective, require in the case of Parent, Sub, Merger Sub or the Company, action by its Board of Directors or, to the extent permitted by applicable Law, the duly authorized designee of its Board of Directors.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent, Sub or Merger Sub, to

           Hartford Financial Services Group, Inc.
           Hartford Plaza
           690 Asylum Avenue
           Hartford, CT 06115

           Attention: General Counsel

           with a copy to:

           Cravath, Swaine & Moore
           825 Eighth Avenue
           New York, NY 10019

           Attention: George W. Bilicic, Esq.

        (b) if to the Company, to

           Hartford Life, Inc.
           200 Hopmeadow Street
           Simsbury, CT 06089

           Attention: General Counsel

           with a copy to:

           Willkie Farr & Gallagher
           787 Seventh Avenue
           New York, NY 10019-6099

           Attention: Jack H. Nusbaum, Esq. and
                    Jeffrey S. Hochman, Esq.

     SECTION 9.03. Definitions.  For purposes of this Agreement:

     An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

     A "Company Benefit Plan" means any collective bargaining agreement or any bonus, pension, profit sharing, defined compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries.

     A "material adverse effect" or "material adverse change" on a party means a material adverse effect or change on the business, assets, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole, in each case excluding those effects and changes that result, directly or indirectly, from any change in the capital, currency or other financial markets or in any stock exchange index.

     A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

     A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     SECTION 9.04. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby and (b) except for the provisions of Article II and Section 6.04, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that each of Sub and Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub or Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, Parent, Sub, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                          THE HARTFORD FINANCIAL SERVICES
                                          GROUP, INC.,

                                          by /s/ RAMANI AYER
                                            ------------------------------------
                                            Name: Ramani Ayer
                                            Title: Chairman, President and Chief
                                             Executive Officer

                                          HARTFORD FIRE INSURANCE COMPANY,

                                          by /s/ DAVID K. ZWIENER
                                            ------------------------------------
                                            Name: David K. Zwiener
                                            Title: President and Chief Operating
                                             Officer

                                          HLI ACQUISITION, INC.,

                                          by /s/ RAMANI AYER
                                            ------------------------------------
                                            Name: Ramani Ayer
                                            Title: President

                                          HARTFORD LIFE, INC.,

                                          by /s/ LOWNDES A. SMITH
                                            ------------------------------------
                                            Name: Lowndes A. Smith
                                            Title: President and Chief Executive
                                             Officer

                                                                       EXHIBIT A

                            CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless Parent, Sub and the Company shall have obtained all insurance regulatory approvals necessary to consummate the Offer and the Merger. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to commence the Offer, accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

          (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other transaction contemplated by this Agreement, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Offer, the Merger or any other transaction contemplated by this Agreement,
     (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect;

          (b) any statute, rule, regulation, legislation, judgment, order or injunction shall be threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any other transaction contemplated by this Agreement, in each of the cases of clause (i) and (ii), by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc. or The Nasdaq Stock Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) any suspension of, or material limitation on, the markets for United States currency exchange rates, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that would reasonably be expected to materially adversely affect, the extension of credit by United States banks or other United States lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States that would reasonably be expected to have a material adverse effect on bank syndication or the financial markets in the United States or (vi) in the case of any of the foregoing existing on the date of this Agreement, a material acceleration or worsening thereof;

          (d) the Company Board or any committee thereof shall have withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement, the Offer or the Merger or failed to recommend to the Company's stockholders that they accept the Offer and give the Company Stockholder Approval;

          (e) any representation and warranty of the Company in this Agreement shall not be true and correct in any material respect as of such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date), other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, the representations and warranties of the Company shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach results or may result in a Company Material Adverse Effect);

          (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant, of the Company required to be performed or complied with by it under this Agreement; or

          (g) this Agreement shall have been terminated in accordance with its terms;

which, in the sole and reasonable judgment of Sub or Parent, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                    ANNEX B

                                          May 17, 2000

Special Committee of the Board of Directors
Hartford Life, Inc.
200 Hopmeadow Street
Simsbury, Connecticut 06089

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Class A Common Stock, par value $0.01 per share (the "Company Class A Stock"), of Hartford Life, Inc. (the "Company"), other than The Hartford Financial Services Group, Inc. (the "Parent") and its affiliates, of the consideration to be received by such holders in connection with the proposed acquisition by Parent of all outstanding shares of Company Class A Stock as contemplated by the Agreement and Plan of Merger (the "Agreement") to be entered into by and among the Company, Parent, Hartford Fire Insurance Company ("Purchaser"), a wholly owned subsidiary of Parent, and HLI Acquisition, Inc. ("MergerSub"), a wholly owned subsidiary of Purchaser.

     As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, (i) Parent will cause Purchaser to commence a tender offer (the "Proposed Tender Offer") to purchase all outstanding shares of Company Class A Stock, at a purchase price of $50.50 per share, net to the seller in cash (the "Per Share Amount"), and (ii) following consummation of the Proposed Tender Offer, MergerSub will be merged with and into the Company (the "Proposed Merger" and, together with the Proposed Tender Offer, the "Proposed Transaction") and each then outstanding share of Company Class A Stock (other than certain shares specified in the Agreement) will be converted into the right to receive, in cash, the Per Share Amount, or any higher price that may have been paid pursuant to the Proposed Tender Offer.

     In arriving at our opinion, we reviewed the Agreement, dated as of May 18, 2000, and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Parent concerning the businesses, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data for the Company which were provided to or otherwise discussed with us by the management of the Company and Parent. We reviewed the financial terms of the Proposed Transaction as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Class A Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that we considered relevant in evaluating the Proposed Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. We also have taken into consideration that Parent owns all of the outstanding shares of the Class B Common Stock, par value $0.01 per share, of the Company, which represents approximately 81% of the outstanding shares of the common stock of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of management of the Company and Parent that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company and Parent that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Parent as to the future financial performance of the Company. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. We have further assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement, without waiver of any of the conditions precedent to the Proposed Tender Offer or the Proposed Merger contained in the Agreement. For purposes of this opinion, we have assumed that the consideration paid per share of Company Class A Stock in the Proposed Transaction will be the Per Share Amount.

     We were not requested to consider, and our opinion does not address, the relative merits of the Proposed Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

     Salomon Smith Barney Inc. is acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Proposed Transaction. We have in the past provided investment banking services to the Company and Parent unrelated to the Proposed Transaction, for which we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Special Committee of the Board of Directors of the Company in its evaluation of the Proposed Transaction and our opinion is not intended to be and does not constitute a recommendation of the Proposed Transaction to the Company or a recommendation to any stockholder as to whether such stockholder should tender shares of Company Class A Stock in the Proposed Tender Offer or how such stockholder should vote on any matters relating to the Proposed Merger.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be received in the Proposed Transaction by the holders of Company Class A Stock (other than Parent and its affiliates) is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          /s/ SALOMON SMITH BARNEY INC.

                                          SALOMON SMITH BARNEY INC.

                                    ANNEX C

                  EXCERPTS FROM THE GENERAL CORPORATION LAW OF
                  THE STATE OF DELAWARE RELATING TO THE RIGHTS
                           OF DISSENTING STOCKHOLDERS
                            PURSUANT TO SECTION 262

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares; who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g)), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably Informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. such demand will be sufficient if it reasonably informs the corporation of the identify of the stockholder and that the stockholder intends thereby to demand the appraisal of such holer's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholder entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
(d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 120 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publication at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notice by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pending of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment of expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

                                         Facsimile for                    By Hand or
           By Mail:                 Eligible Institutions:            Overnight Courier:
 Tender & Exchange Department           (212) 815-6213           Tender & Exchange Department
        P.O. Box 11248                                                101 Barclay Street
     Church Street Station                                        Receive and Deliver Window
 New York, New York 10286-1248                                     New York, New York 10286

                          For Confirmation Telephone:
                                 (800) 507-9357

     Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                [GEORGESON SHAREHOLDER COMMUNICATIONS INC. LOGO]

                          17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                         (212) 902-1000 (Call Collect)
                        (800) 323-5678 (Call Toll Free)